EXHIBIT 2.1

In accordance with Securities and Exchange Commission rules, certain information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the Company if publicly disclosed. Brackets with an asterisk denote omissions.

23 JUNE 2021

WB/TT HOLDINGS LIMITED

– and –

PINE INTERACTIVE LIMITED

– and –

ELECTRONIC ARTS INC.

SHARE PURCHASE AGREEMENT

for the sale and purchase of the entire issued share capital of

PLAYDEMIC LIMITED

GIBSON, DUNN & CRUTCHER UK LLP

Telephone House

2-4 Temple Avenue, London EC4Y 0HB

Tel: 020 7071 4000 Fax: 020 7071 4244

SCHEDULE 2 PRE-CLOSING	45
Part 1 Pre-Closing Conduct	45
Part 2 Permitted Actions	47
SCHEDULE 3 CLOSING ARRANGEMENTS	48
Part 1 Buyer’s Obligations	48
Part 2 Seller’s Obligations	48
SCHEDULE 4 SELLER WARRANTIES	50
Part 1 General Warranties	50
Part 2 Tax Warranties	58
SCHEDULE 5 LIMITATIONS ON LIABILITY	61
SCHEDULE 6 CLOSING ACCOUNTS	66
SCHEDULE 7 THE PROPERTY	74
SCHEDULE 8 BUSINESS EMPLOYEES	75
SCHEDULE 9 SPECIFIED EMPLOYEES	761
SCHEDULE 10 BUYER REPRESENTATIVES	77
SCHEDULE 11 SELLER KNOWLEDGE	78
SCHEDULE 12 SPECIFIED DEVELOPMENT AGREEMENT	79

AGREED FORM DOCUMENTS

Data Room Index

TSA

Voting Power of Attorney

THIS AGREEMENT is made on 23 June 2021

BETWEEN:

(1)

WB/TT HOLDINGS LIMITED, a private limited company incorporated in England and Wales with registered number 06415567 and whose registered office is at Warner House, 98 Theobalds Road, London, WC1X 8WB (the “Seller”);

(2)

PINE INTERACTIVE LIMITED, a private limited company incorporated in England with registered number 13461503 and whose registered office is at Onslow House, Onslow Street, Guildford, Surrey, United Kingdom GU1 4TN (the “Buyer”); and

(3)	ELECTRONIC ARTS INC. a Delaware corporation with company number 2262497 whose principal address is at 209 Redwood Shores Parkway, Redwood City, California 94065, USA (the “Buyer Guarantor”).

RECITALS:

(A)

The Seller is the sole shareholder of Playdemic Limited, a private limited company incorporated in England and Wales, with registered number 07106742 and whose registered office is at Warner House, 98 Theobalds Road, London, England WC1X 8WB (the “Company”).

(B)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the Shares on and subject to the terms of this Agreement.

(C)	The Buyer Guarantor has agreed to guarantee the Buyer’s performance and observance of the Guaranteed Obligations (as defined below).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Acquisition Engagement” has the meaning given in Clause 31.1;

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Entity;

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;

“Anti-Corruption Law” means the Bribery Act 2010, the United States Foreign Corrupt Practices Act 1977, as amended, or any other applicable foreign anti-bribery or anti-corruption law, including any laws relating to the making of any unlawful payment to any foreign or domestic government official;

“Applicable Accounting Principles” has the meaning given in Clause 3.2;

“Balance Sheet Date” means 31 December 2020;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London, United Kingdom and New York, United States of America;

“Business Employees” means all individuals including the Specified Employees employed by the Transferred Companies as at the date hereof together with those individuals listed anonymously in Schedule 8 (Business Employees) who it is intended will so be employed at Closing, each of whom shall be a “Business Employee”, and each such Business Employee who is employed by the Transferred Companies immediately prior to Closing, a “Transferring Employee”;

“Buyer” has the meaning given in the Preamble;

“Buyer Guarantor” has the meaning given in the Preamble;

“Buyer Group” means the Buyer and each of its Affiliates, subsidiaries and subsidiary undertakings, in each case from time to time and from Closing includes the Transferred Companies;

“Buyer Representatives” means those individuals listed in Schedule 10 (Buyer Representatives);

“Buyer’s Scheme” means the Electronic Arts Group Personal Pension Plan;

“Cash” means, as of a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Transferred Companies, including all outstanding security or other deposits and any uncleared cheques issued or received by the Transferred Companies, calculated on a basis consistent with Exhibit A of Schedule 6 (Applicable Accounting Principles);

“Check-the-Box Elections” has the meaning given in Clause 11.24;

“Claw-back” shall have the meaning given to it in the Transaction Bonus Arrangements;

“Clean Team Agreement” means that certain clean team agreement dated 19 March 2020 between AT&T Services Inc. and Electronic Arts Inc.;

“Closing” means the completion of the sale and purchase of the Shares in accordance with Clause 6;

“Closing Cash” has the meaning given in paragraph 1 of Schedule 6 (Closing Accounts);

“Closing Date” has the meaning given in Clause 6.1;

“Closing Indebtedness” has the meaning given in paragraph 1 of Schedule 6 (Closing Accounts);

“Closing Net Working Capital” has the meaning given in paragraph 1 of Schedule 6 (Closing Accounts);

“Closing Transaction Expenses” means: (a) any advisory fees incurred but unpaid as at Closing by a Transferred Company in relation to the Proposed Transaction; and (b) any severance, termination, bonus or similar payment which is payable but unpaid as at Closing by any Transferred Company to any director, officer or employee of any Transferred Company by reason of the Proposed Transaction or the termination of the Specified Development Agreement (in each case excluding any amounts paid or payable under the Transaction Bonus Arrangements), including any Taxes payable (or which will be payable) in respect of such payment in each case, (i) excluding any VAT (other than any irrecoverable VAT), and (ii) net of any Tax Relief that arises to or is received by (or is reasonably expected to arise to or be received by) any Transferred Company, in connection with any matter falling under sub-paragraphs (a) and/or (b) above, as agreed by the Seller and the Buyer (acting reasonably) or, failing which, as determined by the auditors of the relevant Transferred Company;

“Closing Video Games Tax Relief” has the meaning given in paragraph 1 of Schedule 6 (Closing Accounts);

“Companies Act” means the Companies Act 2006 and any regulations or subordinate legislation enacted thereunder;

“Company” has the meaning given in the Recitals, further details of which are set out in Part 1 of Schedule 1 (Details of the Company);

“Company Financial Statements” means the audited carve-out consolidated financial statements for the Company for the year ended 31 December 2020, comprising the consolidated balance sheet, consolidated statement of operations and consolidated statements of cash flows of the Company and Subsidiary, together with all related notes and schedules thereto;

“Confidential Information” has the meaning given in Clause 16.1;

“Confidentiality Agreement” means the confidentiality agreement dated 13 January 2020 (as amended on 20 April 2021) and made between AT&T Services, Inc. and Electronic Arts Inc;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise (and “Controlled by” and “under common Control with” shall be construed accordingly);

“COVID-19” means SARS-CoV-2 or COVID-19;

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity (including the UK Department of Health and Social Care, the U.S. Centers for Disease Control and Prevention and the World Health Organization) and any relaxation or abatement thereof, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event;

“Data Protection Law” means all applicable national and multi-national laws, including Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the UK GDPR relating to privacy or data security, and the California Consumer Privacy Act of 2018;

“Data Room” means the virtual data room created and maintained by Datasite on behalf of the Company and made available to the Buyer for the purposes of facilitating the due diligence of the Transferred Companies by the Buyer in connection with the Proposed Transaction, as at 19:26 (UK time) on 20 June 2021, the contents of which are contained on a flash drive to be delivered to the Buyer or its designee as soon as reasonably practicable after the date of this Agreement and the index of which is in the agreed form;

“Data Subject” means an identified or identifiable natural person, or Household. An identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier, such as name, an identification number, location data, an online identifier, or to one or more factors specific to his physical, physiological, genetic, mental, economic, cultural or social identity. “Household” means a person or group of people who: (1) reside at the same address, (2) share a common device or the same service provided by a business, and (3) are identified by the business as sharing the same group account or unique identifier, or as such term has been otherwise defined by Data Protection Law;

“Defaulting Party” has the meaning given in Clause 6.4;

“Deferred Video Games Tax Relief Consideration” has the meaning given in Clause 11.22;

“Disclosure Letter” means the disclosure letter dated on the date of this Agreement, together with all attachments thereto, addressed from the Seller to the Buyer which discloses certain exceptions to the Warranties;

“Effective Time” has the meaning given in Clause 3.2;

“Encumbrance” means a mortgage, lien, charge (including fixed or floating), debenture, right to acquire, assignment by way of security, trust arrangement, security interest, claim, option, equity, power of sale, pledge, hypothecation, retention of title, right of first refusal, right of pre-emption or other encumbrance or right exercisable by a third party having similar effect (other than those created under applicable securities laws, and not including any license of Intellectual Property);

“Enterprise Value” means $1,400,000,000;

“Estimated Cash” has the meaning given in Clause 3.2;

“Estimated Indebtedness” has the meaning given in Clause 3.2;

“Estimated Net Working Capital” has the meaning given in Clause 3.2;

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Estimated Video Games Tax Relief, plus (iv) the Working Capital Overage, if any, minus (v) the Estimated Indebtedness, minus (vi) the Working Capital Underage, if any;

“Estimated Video Games Tax Relief” has the meaning given in Clause 3.2;

“Excess Payment” shall have the meaning given to it in the Transaction Bonus Arrangements;

“Fairly Disclosed” means fairly disclosed to the Buyer in sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter disclosed;

“Final Closing Statement” has the meaning given in paragraph 1 of Schedule 6 (Closing Accounts);

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Fundamental Claim” means a claim by the Buyer against the Seller for breach of any Fundamental Warranty;

“Fundamental Warranties” means the warranties set out in Clause 7.1;

“General Claim” means a claim by the Buyer against the Seller for breach of any General Warranty;

“General Warranties” means the warranties set out in Part 1 of Schedule 4 (General Warranties);

“Governmental Entity” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

“Group Tax Relief” means any right to allocate or reallocate Taxes or Tax Reliefs between members of a group or other association for Tax purposes including by way of: (i) surrender of losses, (ii) surrender of tax refunds, (iii) surrender of relievable Tax, (iv) the ability to allocate or reallocate a profit, gain or loss for Tax purposes, (v) the ability to rollover a gain on the assets of one member into the cost (for Tax purposes) of the assets of another, (vi) the ability to allocate or reallocate any liability to settle Taxes, or (vii) any other Tax Relief available between members of a group or association for Tax purposes;

“Guaranteed Obligations” has the meaning given in Clause 13.1;

“HMRC” means Her Majesty’s Revenue and Customs of the United Kingdom;

“Indebtedness” means, as of a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (i) indebtedness for borrowed money of the Transferred Companies and (ii) indebtedness of the Transferred Companies evidenced by any note, bond, debenture or other debt security, calculated on a basis consistent with Exhibit A of Schedule 6 (Applicable Accounting Principles). Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating or capitalised lease obligations (including finance leases), (B) any intercompany obligations between or among the Transferred Companies, (C) obligations under any letters of credit, performance bonds or similar obligations, (D) obligations under any interest rate, currency or other hedging agreement (other than breakage costs payable upon termination thereof on the Closing Date), (E) trade payables and accrued expenses arising in the ordinary course of business, (F) any Taxes or (G) any amounts paid or payable under the Transaction Bonus Arrangements;

“Intellectual Property” means all intellectual property rights arising or subsisting under the laws of any jurisdiction in the world (including the right to sue third parties for any infringement, misappropriation and other violation thereof) with respect to the following: (i) trade names, trademarks, service marks, domain names, and trade dress and registrations with respect to, and applications to register, any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv)

know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary information, including customer lists, in each case that derives independent economic value from not being generally known to other Persons, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”);

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity;

“Lease” means the lease under which the Property is held;

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by US GAAP to be reflected in financial statements or disclosed in the notes thereto;

“Long Stop Date” means the date falling nine months after the date of this Agreement;

“Material Contracts” has the meaning given in paragraph 15.1 of Part 1 of Schedule 4 (General Warranties);

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital (as finally agreed or determined pursuant to Schedule 6 (Closing Accounts)) minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness (as finally agreed or determined pursuant to Schedule 6 (Closing Accounts)) minus the Estimated Indebtedness, plus (C) the Closing Cash (as finally agreed or determined pursuant to Schedule 6 (Closing Accounts)) minus the Estimated Cash, plus (D) the Closing Video Games Tax Relief (as finally agreed or determined pursuant to Schedule 6 (Closing Accounts)) minus the Estimated Video Games Tax Relief;

“Net Working Capital” means, as of a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Transferred Companies that are included in the line item categories of current assets specifically identified in Exhibit C of Schedule 6 (Net Working Capital) (which, for the avoidance of doubt, excludes Cash but includes any assets related to Pre-Closing Taxes), minus (ii) the current liabilities of the Transferred Companies (including the Pre-Closing Taxes but excluding deferred Tax Liabilities) that are included in the line item categories of current liabilities specifically identified in Exhibit C of Schedule 6 (Net Working Capital). Notwithstanding anything to the contrary herein, (A) in no event shall “Net Working Capital” include any amounts that are included in the calculation of Cash, Closing Transaction Expenses, Video Games Tax Relief Consideration or Indebtedness or any amounts paid or payable under the Transaction Bonus Arrangements and (B) Net Working Capital shall be calculated in accordance with the Applicable Accounting Principles;

“New Provider” has the meaning given in paragraph 1 of Schedule 12 (Specified Development Agreement);

“Outside Date” means 15 Business Days after satisfaction of the Regulatory Condition;

“Permitted Actions” means the permitted actions set forth in Part 2 of Schedule 2 (Permitted Actions);

“Permitted Encumbrances” means:

(a)	Encumbrances for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings;

(b)

mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation);

(c)	zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities;

(d)	liens granted to any lender at Closing in connection with any financing by the Buyer of the Proposed Transaction;

(e)	any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased;

(f)	Encumbrances disclosed on or reflected in the Company Financial Statements; and

(g)

all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Transferred Companies, taken as a whole;

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing;

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Data Subject;

“Pre-Closing Taxes” means, without duplication, the amount of accrued and unpaid Taxes imposed on the Transferred Companies for taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, in each case, reduced by overpayments or refunds of Taxes and payments of estimated Taxes paid as of the Closing Date (to the extent not otherwise included in the calculation of “Net Working Capital” as current assets) and not double counting any Tax Relief which has already been taken into account in reducing the amount of “Closing Transaction Expenses” or any Saving (as defined under Clause 10.16);

“Preliminary Closing Statement” has the meaning given in Clause 3.2;

“Property” means the leasehold property brief details of which are set out in Schedule 7 (The Property);

“Proposed Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Shares pursuant to this Agreement;

“Purchase Price” has the meaning given in Clause 3.1;

“Regulatory Condition” has the meaning given in Clause 4.1;

“Relevant Competition Authority” means the Austrian Federal Competition Authority (“FCA”), the Brazilian Competition Authority (“CADE”) and the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”);

“Representatives” means, with respect to any person, the officers, directors, principals, employees, agents, auditors, legal and accounting advisers, bankers and other representatives of such person;

“Response Period” has the meaning given in Clause 5.2;

“Restricted Employees” means Paul Gouge (Studio Head), Alex Rigby (Creative Director), James Woodmansey (Head of UA), Adrian Hall (Head of Technology) and Gareth Jones (Head of Production) and “Restricted Employee” means each of them;

“Retained Mark” has the meaning given in Clause 12.2;

“Sample Statement” has the meaning given in Clause 3.2;

“Seller” has the meaning given in the Preamble;

“Seller Claim” means any claim, proceeding, suit or action against the Seller in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement or any other Transaction Document;

“Seller’s Bank Account” means the USD denominated bank account designated by the Seller in writing;

“Seller’s Scheme” means the Warner Media Pension Plan;

“Seller’s Solicitors” means Gibson, Dunn & Crutcher LLP, subject to Clauses 4.9 and 31.9;

“Senior Employee” means any person who is employed by any Transferred Company with a base gross salary in excess of £65,000;

“Shares” means the 5,984 ordinary shares with nominal value of £1.00 each in the capital of the Company;

“Special Retention Bonus Plan” means the special retention bonus plan in which the Restricted Employees participate as at the date of this Agreement;

“Specified Development Agreement” has the meaning given in paragraph 1 of Schedule 12 (Specified Development Agreement);

“Specified Employees” means those individuals employed by the Transferred Companies as at the date hereof who are engaged as their principal purpose in the development of the Specified Game on behalf of TT Games and who are listed anonymously in Schedule 9 (Specified Employees), each of whom shall be a “Specified Employee”;

“Specified Game” means the video game identified in schedule 7 of the Disclosure Letter;

“Straddle Period” means any taxable period that begins before, and ends after, the Closing Date;

“Subsidiary” means Playdemic Development Limited, further details of which are set out in Part 2 of Schedule 1 (Details of the Subsidiary);

“Surviving Provisions” means Clauses 1, 10.12, 13, 14, 15, 16, 18, 21, 22, 23, 24, 25, 26, 27, 28, 30 and 31;

“Target Net Working Capital” means $8,500,000, less the amount of accrued and unpaid retention bonuses at Closing determined in accordance with Exhibit A of Schedule 6 (Applicable Accounting Principles);

“Tax”, “Taxes” or “Taxation” means all forms of taxation, levy, charge, contribution, VAT, withholding or impost in the nature of taxation (including any related interest, penalty, fine, surcharge or other measure of a similar nature) imposed, collected or assessed by, or payable to a Taxation Authority, including National Insurance Contributions and Apprenticeship Levy, but excluding business and water rates, community charges and council tax;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax;

“Tax Claim” means any self-assessment, claim, assessment, notice, demand or other document issued or action taken by and on behalf of any person (including a Transferred Company) or a Taxation Authority whether before or after the date of this Agreement from which it appears that a Transferred Company has or may have a liability for Tax (whether or not the payment is primarily payable by the relevant Transferred Company and whether or not the relevant Transferred Company has or may have a right of reimbursement against another person);

“Tax Relief” means any:

(a)	loss, relief, allowance, credit, exemption or set-off in respect of any Taxes;

(b)	deduction in computing gross receipts, income, profits or gains for the purposes of Tax; or

(c)	right to a repayment of Taxes or to a payment in respect of Taxes;

“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes;

“Tax Warranties” means the warranties set out in Part 2 of Schedule 4 (Tax Warranties);

“Tax Warranty Claim” means a claim by the Buyer against the Seller for breach of any Tax Warranty;

“Third Party” has the meaning given in Clause 26.1;

“Transaction Bonus Arrangements” means the transaction bonus arrangements between AT&T Services, Inc. and each of the Restricted Employees as set out in letters between AT&T Services, Inc. and the Restricted Employees dated 18 June 2021;

“Transaction Documents” means this Agreement, the Disclosure Letter, the TSA, the Confidentiality Agreement, the Clean Team Agreement, and any other document to be executed pursuant to, or otherwise in connection with, any of the foregoing;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time;

“Transferred Books and Records” means any material Books and Records (or portions thereof) in the possession of Seller or any of its Affiliates to the extent exclusively related to the Transferred Companies, but excluding, in each case, any such Books and Records (or portions thereof) to the extent that (a) they are included in or related to any portion of Seller’s and its Affiliates’ (other than the Transferred Companies’) business, (b) any Law prohibits their transfer, (c) they contain, in the reasonable judgment of Seller, information that is competitively sensitive to Seller or any of its Affiliates and disclosure to Buyer would invoke such sensitivity, (d) they contain any historical pricing, marketing or similar information of Seller or any of its Affiliates not applicable to the Transferred Companies, (e) they relate to any contract that prohibits the transfer thereof and such transfer would, in the reasonable judgment of Seller, subject Seller or its Affiliates to any material liability, (f) they relate to any supply or service contract to which a Transferred Company is not a party or (g) such Books and Records are not to be transferred as set forth in Clause 5.4(b), it being understood that Seller shall be under no obligation to modify any of its existing Books and Records or create new Books and Records;

“Transferred Companies” means the Company and the Subsidiary, and “Transferred Company” means any of them;

“TSA” means the transitional services agreement in the agreed form to be entered into at Closing between WB Games, Inc. and the Buyer;

“TT Games” means TT Games Limited, a private limited company incorporated in England and Wales, with registered number 05340126 and whose registered office is at Warner House, 98 Theobalds Road, London, England, WC1X 8WB;

“US GAAP” means generally accepted accounting principles in the United States of America, including standards and interpretations issued or adopted by the Financial Accounting Standards Board;

“VAT” means value added tax and any similar sales or turnover tax;

“Video Games Tax Relief” means any Tax Relief that falls within the provisions contained in Part 15B of the Corporation Tax Act 2009;

“Video Games Tax Relief Consideration” means, as of a specified date and without duplication, the amount equal to the value of any Video Games Tax Relief validly claimed by the Transferred Companies but the economic benefit of which has not yet been received, credited or realised on or prior to the Closing, and calculated on the basis set forth in Schedule 6 (Closing Accounts) except to the extent they have already been reflected as a reduction to Pre-Closing Taxes or as an increase to the calculation of Cash;

“W&I Insurers” means the insurers under the W&I Policy;

“W&I Policy” means the buy-side warranty and indemnity insurance policy dated on or around the date of this Agreement and entered into with the W&I Insurers in favour of the Buyer, relating to the Fundamental Warranties and the Warranties;

“Warranties” means the warranties set out in Schedule 4 (Seller Warranties);

“Warranty Claim” means a claim by the Buyer against the Seller for breach of any Warranty;

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital;

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital; and

“Working Hours” means 9.00 a.m. to 6.00 p.m. on a Business Day in the relevant jurisdiction.

1.2	In this Agreement unless otherwise specified, reference to:

(a)

a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification either initialled by or on behalf of the Seller and the Buyer or exchanged and confirmed by email by legal counsel on behalf of the Seller and the Buyer;

(b)	“includes” and “including” shall mean including, without limitation;

(c)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(d)	a “party” means a party to this Agreement and includes its assignees (if any) and, in the case of an individual, his estate and personal representatives;

(e)

a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(f)	“Clauses”, “Paragraphs” or “Schedules” are to Clauses and Paragraphs of and Schedules to this Agreement;

(g)

something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard-copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(h)	a “company” includes any corporation or other body corporate, wherever and however incorporated or established;

(i)	a “body corporate” shall have the meaning given in section 1173 of the Companies Act;

(j)	“$”, “USD” or “United States dollars” are references to the lawful currency of the United States of America;

(k)	“£” is a reference to the lawful currency of the United Kingdom;

(l)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(n)	the time of day is reference to time in London, United Kingdom.

1.3	The Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored in construing it.

2.	SALE AND PURCHASE

2.1

On and subject to the terms of this Agreement, on Closing the Seller shall sell, and the Buyer shall purchase, the Shares with Full Title Guarantee free from all Encumbrances together with all accrued benefits and rights attached thereto as at Closing (including the right to receive all dividends, returns of capital and other distributions).

2.2

The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of the Company or otherwise.

2.3

Neither the Buyer nor the Seller shall be obliged to complete the sale and purchase of the Shares, unless the sale and purchase of all of the Shares is completed simultaneously in accordance with the terms and conditions of this Agreement, but completion of the purchase of some of the Shares shall not affect the rights of the Buyer with respect to the purchase of the others.

3.	PURCHASE PRICE

3.1	Subject to Clause 3.5, the aggregate consideration payable by the Buyer for the Shares (the “Purchase Price”) shall be equal to:

(a)	an amount in cash equal to the Estimated Purchase Price; plus

(b)	an amount in cash equal to any Deferred Video Games Tax Relief Consideration; plus

(c)	if the Net Adjustment Amount is positive, an amount equal to the Net Adjustment Amount; minus

(d)	if the Net Adjustment Amount is negative, an amount equal to the absolute value of the Net Adjustment Amount; minus

(e)	the Closing Transaction Expenses.

3.2

At least five Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Video Games Tax Relief Consideration (the “Estimated Video Games Tax Relief”), each determined as of 11:59 p.m. on the day immediately preceding the Closing Date (and without giving effect to the Proposed Transaction) (the “Effective Time”), based on the Seller’s books and records and other information available at the Closing, and calculated on a basis consistent with Exhibit A of Schedule 6 (Applicable Accounting Principles) and the accounting principles, practices, assumptions, conventions and policies referred to therein (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Video Games Tax Relief Consideration is set forth as Exhibit B of Schedule 6 (Sample Statement) (the “Sample Statement”). The Preliminary Closing Statement shall be prepared substantially in the format of the Sample Statement.

3.3

Following Closing, the provisions of Schedule 6 (Closing Accounts) shall apply to determine Net Adjustment Amount and within three Business Days following its final determination under such provisions:

(a)	if the Net Adjustment Amount is positive, the Buyer shall pay the Net Adjustment Amount to the Seller; and

(b)

if the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Clause 3.3(b) shall be deemed to be equal to the absolute value of such amount), the Seller shall pay, or cause to be paid, the Net Adjustment Amount to the Buyer.

3.4	The Estimated Purchase Price shall be satisfied upon Closing by the payment by the Buyer of the Estimated Purchase Price in accordance with Clause 6.2.

3.5	Any payment made by the Seller to the Buyer under this Agreement shall so far as legally possible be treated as a reduction to the Purchase Price.

4.	REGULATORY CONDITION

4.1	Closing shall be conditional upon each Relevant Competition Authority having:

(a)	granted unconditional clearance;

(b)	granted clearance subject to conditions or performance of remedies, which have been fulfilled to the Relevant Competition Authority’s satisfaction; or

(c)

not issued a decision within the required deadlines after submission of the appropriate notification with the consequence that the transactions contemplated in this Agreement are deemed to have been approved under the applicable competition laws of the jurisdiction concerned,

(the “Regulatory Condition”).

4.2

Subject to Clause 4.5, the Buyer shall, at its own cost, use all reasonable endeavours to ensure that the Regulatory Condition is fulfilled promptly after the date of this Agreement and in any event prior to the Long Stop Date including using all reasonable endeavours to satisfy the Regulatory Condition (including making all notifications and filings to satisfy the Regulatory Condition). Without prejudice to the generality of this Clause 4.2, the Buyer shall in any event:

(a)

have primary responsibility (in consultation with, and with the reasonable cooperation of, the Seller) for obtaining all consents, approvals or actions of any Relevant Competition Authority which are required to satisfy the Regulatory Condition and shall take all steps reasonably necessary for that purpose (including making appropriate submissions, notifications and filings (in draft where appropriate), in consultation with, and with the reasonable cooperation of, the Seller, (with respect to the filing with the FTC or the DOJ) within 15 Business Days after the date of this Agreement and (with respect to the filing with the FCA or the CADE) within 30 Business Days after the date of this Agreement);

(b)

make and use its best endeavours to progress all such notifications and filings with the Relevant Competition Authority with all due diligence and in accordance with any and all applicable time limits;

(c)

with the reasonable cooperation of the Seller, provide promptly all information which is requested or required by any Relevant Competition Authority and in any event in accordance with any applicable time limits;

(d)

promptly notify the Seller and the Seller’s Solicitors (and provide copies or, in the case of non-written communications, details) of any communications with or from any Relevant Competition Authority, provided that insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis;

(e)

initiate communications, whether in writing or verbally, with any Relevant Competition Authority in respect of the Proposed Transaction only after prior consultation with the Seller or the Seller’s Solicitors (and take into account any reasonable comments and requests of the Seller and the Seller’s Solicitors or other advisers);

(f)

provide the Seller and the Seller’s Solicitors with a draft of all submissions, notifications, filings and other communications to be submitted to any Relevant Competition Authority including any supporting documentation or information requested by the Seller or the Seller’s Solicitors (provided that insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis), at least two Business Days prior to submission or longer if reasonably necessary for the Seller and the Seller’s Solicitors to provide comments and take account of any reasonable comments of the Seller and the Seller’s Solicitors and other advisers on such drafts prior to their submission;

(g)

where permitted by a Relevant Competition Authority, allow persons nominated by the Seller (which may include the Seller’s Solicitors) to attend all meetings (and participate in all telephone or other conversations) with that Relevant Competition Authority and to make oral submissions at such meetings (or telephone or other conversations); and

(h)

regularly review with the Seller and the Seller’s Solicitors the progress of any notifications or filings to any Relevant Competition Authority (including, where necessary, seeking to identify appropriate commitments to address any concerns identified by any Relevant Competition Authority) and discussing with the Seller and the Seller’s Solicitors the scope, timing and tactics of any such commitments with a view to obtaining the clearances or approvals necessary for the satisfaction of the Regulatory Condition at the earliest opportunity.

4.3

The Seller shall as soon as practicable provide the Buyer and any Relevant Competition Authority with any information, documents and assistance as is reasonably required by the Buyer to assist the Buyer for the purpose of preparing the clearance applications and filings, including for the purposes of the provision to the Relevant Competition Authority of such information as may reasonably be necessary in connection with the satisfaction or fulfilment of the Regulatory Condition to the extent such information is not contained in other materials previously made available to the Buyer and provided that, insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis. Save as specifically set out in this Clause 4.3, neither the Seller nor any Affiliate thereof (including the Transferred Companies before Closing) shall be obliged to take any action in order to fulfil the Regulatory Condition.

4.4

Subject to Clause 4.5, the Buyer commits to (i) offer any and all remedies necessary to satisfy the Regulatory Condition and (ii) negotiate in good faith with the Relevant Competition Authority in order to obtain the timely approval or clearance.

4.5

Nothing in this Clause 4 (Regulatory Condition) shall require the Buyer, including in the exercise of its obligations to use all reasonable endeavours to satisfy the Regulatory Condition, to offer or negotiate any remedies referred to in Clause 4.4(i) or comply with any requirements of any Relevant Competition Authority that it must, or any member of the Buyer Group must:

(a)	agree to hold separate or dispose of any part of any business carried on by the Company or any part of the businesses of a member of the Buyer Group; and/or

(b)

enter into agreements which restrict the ability of any business carried on by the Company or any part of the businesses of a member of the Buyer Group to carry on business in any part of the world; and/or

(c)	enter into any undertaking or consent agreement in relation to any part of the businesses of a member of the Buyer Group which competes with all or part of any business carried on by the Company,

if any such action described in sub-clauses (a), (b) or (c) above:

(x)	would reasonably be expected to, individually or in the aggregate:

(i)	materially reduce the reasonably anticipated benefits to the Buyer of the Proposed Transaction; or

(ii)	adversely impact Buyer or any of its Affiliates other than, after the Closing, the Company and the Subsidiary; or

(y)	is not contingent on the completion of the Proposed Transaction.

4.6

The Buyer undertakes that it will not, and shall procure that no member of the Buyer Group shall (either alone or acting in concert with others), take any action which would reasonably be expected to prejudice or delay the satisfaction of the Regulatory Condition.

4.7	The Seller and the Buyer shall each notify the other promptly upon, and in any event within one Business Day of, becoming aware that the Regulatory Condition has been fulfilled.

4.8	If the Regulatory Condition has not been satisfied by 6.00 p.m. on the Long Stop Date (or such later date as the Seller and the Buyer may agree in writing):

(a)	this Agreement shall automatically terminate (other than the Surviving Provisions), unless otherwise agreed in writing between the Seller and the Buyer; and

(b)

the Buyer shall, within ten Business Days of the Long Stop Date (or such later date as the Seller and the Buyer may agree in writing), pay an amount equal to $70,000,000 in cash to the Seller’s Bank Account (or as the Seller or its assignee otherwise directs) provided that this amount shall not be payable if the failure by the Buyer to satisfy the Regulatory Condition is solely the result of a breach by the Seller of the provisions of Clause 4.3.

4.9	For purposes of this Clause 4, “Seller’s Solicitors” means Crowell & Moring LLP.

5.	PERIOD TO CLOSING; SELLER COVENANTS

5.1

Except as otherwise agreed with the Buyer (such agreement to not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and Closing, the Seller shall exercise its voting rights (insofar as it is lawfully able) to procure that the business of each Transferred Company is carried on in all material respects only in the ordinary course, and shall comply with the obligations set out in Part 1 of Schedule 2 (Pre-Closing Conduct), except, in each case: (i) for any Permitted Actions; (ii) as may be required by Law; (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures; (iv) as is necessary to give effect to the transactions contemplated by the Transaction Documents; or (v) where the Buyer has consented to the relevant action and measure in accordance with Clause 5.2 (such consent to not be unreasonably withheld, conditioned or delayed).

5.2

If the Buyer’s consent is required pursuant to Clause 5.1, the Seller shall request the Buyer’s consent by sending an email to [***], in which the Seller sets out reasonable details of the matter requiring consent and sets a specific date as a deadline for receipt of a response, which shall be no later than the third Business Day following the date of the email from the Seller (the “Response Period”). If the Seller does not receive a response within the Response Period, the Buyer shall be deemed to have granted its consent to the relevant matter.

5.3	Notwithstanding anything to the contrary in this Clause 5 or otherwise under any Transaction Document:

(a)	the Transferred Companies may use all available Cash to pay any Indebtedness prior to Closing, for distributions or dividends or for any other purpose; and

(b)	nothing in any Transaction Document shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Transferred Companies prior to the Closing Date.

5.4

(a)

From the date hereof until the Closing Date, upon reasonable notice and subject to the limitations of COVID-19 Measures or other applicable Law, the Seller shall use commercially reasonable endeavours to afford the Buyer and its Representatives for any reasonable purpose related to this Agreement and the Proposed Transaction: (i) copies of the books and records of the Transferred Companies (which do not relate to the Seller or its Affiliates that are not Transferred Companies) (“Books and Records”); (ii) reasonable access to the property described on Schedule 7 (The Property); and (iii) reasonable access to the appropriate senior personnel engaged in the conduct of the business of the Transferred Companies; provided, however, that any such access shall be conducted at the Buyer’s expense, during Working Hours, under the supervision of the Seller’s or its Affiliates’ personnel and in such a manner as to not unreasonably interfere with the normal operations of the Seller, its Affiliates and the Transferred Companies.

(b)

No later than five Business Days after the Closing Date, Seller will transfer, or cause to be transferred, to the Company the Transferred Books and Records, provided that the following Transferred Books and Records shall not be transferred to the Company: (i) Transferred Books and Records which are integrated into the books and records of Seller or any of its Affiliates (other than the Transferred Companies) (the “Integrated Records”); unless requested by Buyer before or after the Closing Date and Buyer reimburses Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with segregating any such Integrated Records; (ii) Transferred Books and Records which relate to any aspect of the business of the Transferred Companies for which services are, or will be, provided under the TSA (the “Transition Records”), in which case such Transition Records will be transferred to the Company from time to time following the termination of the applicable services, unless such Transition Records would not otherwise be required to be delivered pursuant to this Clause 5.4(b) (excluding anything contained in this sub-clause (ii)); and (iii) Transferred Books and Records which are obsolete or otherwise only of historical significance and archived in accordance with Seller’s record retention policies (the “Archived Records”), unless requested by Buyer and Buyer reimburses Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with providing any such Archived Records.

(c)

For a period of six months following the Closing, upon the request of Buyer, Seller shall, to the extent permitted by Law, make available to Buyer and its representatives (for inspection and copying) any additional information or clarifications related to the Transferred Books and Records reasonably requested by the Buyer in connection with the transition of control of the Transferred Companies to the Buyer. Notwithstanding anything else in this Clause 5.4(c) to the contrary, Seller has no obligation to provide copies of (A) any Tax Returns (or supporting workpapers or other documents) filed on a consolidated, combined or similar basis, or otherwise not pertaining to the Transferred Companies or (B) any accountants’ work papers. Notwithstanding anything else in this Clause 5.4 to the contrary, this Clause 5.4(c) shall not apply in connection with any actual or threatened Seller Claim or claim under the W&I Policy.

(d)

Seller will provide the Transferred Companies with reasonable access to (i) the Transition Records after the Closing at the time, and from time to time during the period, provided in the TSA and (ii) the Integrated Records and the Archived Records for a period of one year following the Closing Date to the extent such records are reasonably available to Seller; it being understood that (A) the foregoing shall not require Seller to retain such records, (B) Seller may redact information from such records to the extent reasonably necessary to protect the confidential and proprietary information of Seller and its Affiliates or of other Persons and (C) Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with providing any such records.

5.5

Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates shall be required to provide access to any information to the Buyer or its Representatives under Clause 5.4 if the Seller determines, in its sole discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Tax Return filed by the Seller, the Transferred Companies or any of their Affiliates or any of their respective predecessor entities.

5.6	The Seller and the Buyer shall use 5.6 reasonable endeavours to agree to the form of a data processing addendum to the TSA as soon as reasonably practicable after the date hereof and prior to Closing.

6.	CLOSING

6.1

Closing shall take place electronically at the offices of Gibson, Dunn & Crutcher UK LLP in London on the tenth Business Day after the date on which the Regulatory Condition is satisfied in accordance with Clause 4, or on such other date as may be agreed between the Seller and the Buyer in writing (such date being the “Closing Date”).

6.2

At Closing, the Seller and the Buyer shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party in Schedule 3 (Closing Arrangements).

6.3	The Seller shall not be obliged to complete the sale and purchase of the Shares unless and until the Buyer has complied in full with its obligations in Clause 6.2.

6.4

If a party (the “Defaulting Party”) fails to comply with any obligation specified in Schedule 3 (Closing Arrangements) as required by Clause 6.2, the Seller (if the Buyer is the Defaulting Party) or the Buyer (if the Seller is the Defaulting Party) shall be entitled by written notice to the Defaulting Party:

(a)

to defer Closing for a period of up to three Business Days to a date that is no later than the Outside Date (in which case the provisions of this Clause 6.4, other than this Clause 6.4(a), shall apply to Closing as so deferred);

(b)	to require all parties to effect Closing on a date that is no later than the Outside Date so far as practicable having regard to the defaults that have occurred; or

(c)	subject to Closing having first been deferred once under Clause 6.4(a), to terminate this Agreement,

in each case without prejudice to the non-defaulting party’s rights under this Agreement (including the right to claim damages) or otherwise.

6.5	Under no circumstances shall Closing take place after the Outside Date, save with the written consent of the Seller and the Buyer.

7.	SELLER’S WARRANTIES

7.1

Subject to the provisions of this Clause 7 and Schedule 5 (Limitations on Liability) applicable to the Fundamental Warranties, the Seller warrants to the Buyer on the date of this Agreement and on the Closing Date that:

(a)

the Seller is the sole legal owner of the Shares (which constitute the entire issued share capital of the Company), the Shares are free from any Encumbrance and the Seller is entitled to transfer or procure the transfer of the Shares to the Buyer on and subject to the terms set out in the Transaction Documents;

(b)	the Seller is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

(c)

the Seller has the necessary power and authority to enter into and perform each of the Transaction Documents to which it is a party, which will, when executed, constitute valid and legally binding obligations of the Seller in accordance with their respective terms; and

(d)

no order has been made, petition presented or resolution passed for the Seller’s winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

7.2	Subject to this Clause 7 and Schedule 5 (Limitations on Liability), the Seller warrants to the Buyer on the date of this Agreement that the Warranties are true, accurate and not misleading.

7.3

The Seller shall promptly disclose to the Buyer any matter or thing which arises or of which it becomes aware after entering into this Agreement but prior to Closing which is inconsistent with or a breach of any of the Fundamental Warranties given on the date of this Agreement.

7.4

The Warranties are separate and independent so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty and (except as expressly otherwise provided in this Agreement) no Warranty shall be limited by reference to any other Warranty.

7.5	Where any Warranty is qualified by the expression “so far as the Seller is aware” or any similar expression.

7.6	Schedule 11 (Seller Knowledge) shall apply.

7.6

Save in the event of fraud or fraudulent misrepresentation of the Seller, the Seller shall not be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim:

(a)	is Fairly Disclosed in any Transaction Document or any document contained in the Data Room;

(b)	is expressly or specifically provided for in the Company Financial Statements;

(c)	is based on any expression of opinion or future intention or any forecasts, speculation, assessment, estimate or budget; or

(d)	was known to the Buyer,

in each case on or before the date of this Agreement. For the avoidance of doubt, no warranty, express or implied, is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Disclosure Letter or the Data Room.

7.7	Save in the event of fraud or fraudulent misrepresentation by the Seller, the aggregate liability of the Seller in respect of any and all Warranty Claims shall not exceed an amount equal to USD 1.00.

7.8

In addition to Clauses 7.3 to 7.7 (inclusive), the liability of the Seller under this Agreement shall be limited if and to the extent that any of the limitations referred to in Schedule 5 (Limitations on Liability) apply under this Agreement (other than in the event of fraud or fraudulent misrepresentation by the Seller). Each of the parties agrees to the terms of Schedule 5 (Limitations on Liability).

8.	WARRANTY & INDEMNITY INSURANCE

8.1

The parties agree that: (i) the Buyer’s sole right of recovery (if any) in excess of the cap on liability specified in Clause 7.7 in respect of any and all Warranty Claims shall be under the W&I Policy (save in the case of fraud or fraudulent misrepresentation of the Seller); and (ii) the cap on liability specified in Clause 7.7 shall apply notwithstanding any subsequent non-payment under the W&I Policy due to the insolvency of the underwriters of the W&I Policy or for any other reason.

8.2	The parties acknowledge and agree that the Buyer has secured the W&I Policy for the benefit of the Buyer and/or one or more members of the Buyer Group.

8.3

The Buyer shall ensure that the W&I Policy includes an express and irrevocable waiver of any rights of subrogation which the W&I Insurers may otherwise have against the Seller, save in the case of fraud or fraudulent misrepresentation of the Seller.

8.4

The Buyer shall, in accordance with paragraph 3 of Part 1 of Schedule 3 (Buyer’s Obligations), deliver to the Seller a certified copy of the W&I Policy evidencing the terms of such waiver on the Closing Date.

8.5

The Buyer undertakes that it shall not make any amendments or variations to the subrogation provisions or the rights of third party provisions of the W&I Policy which have the effect of increasing the liability of the Seller under any Transaction Document or the W&I Policy without the prior written consent of the Seller (in its absolute discretion).

9.	BUYER’S WARRANTIES, COVENANTS AND UNDERTAKINGS

9.1	The Buyer warrants to the Seller on the date of this Agreement and on the Closing Date that:

(a)	it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)

the execution and delivery of each Transaction Document and the completion of the transactions contemplated thereby have, where required, been duly and validly authorised by the Buyer and no other proceedings or actions on the part of the Buyer are required to authorise any Transaction Document or to complete the Proposed Transaction;

(c)	the obligations of the Buyer in each Transaction Document and the completion of the Proposed Transaction hereby are enforceable in accordance with their terms;

(d)

subject to the satisfaction of the Regulatory Condition, it has obtained or satisfied all corporate, regulatory and other approvals and any other condition necessary to execute and perform its obligations under each Transaction Document, both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(e)

no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;

(f)

the Buyer’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the completion of the Proposed Transaction and the other transactions contemplated by the Transaction Documents;

(g)

no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Proposed Transaction based upon arrangements made by or on behalf of the Buyer;

(h)

the Buyer and/or Buyer Guarantor has as at the date of this Agreement and at Closing will have cash on hand which is sufficient to enable the Buyer to perform each of its obligations hereunder, complete the Proposed Transaction and the other transactions contemplated by the Transaction Documents, and pay all related fees and expenses, including payment of the Purchase Price; and

(i)

at the date of this Agreement, it is not aware of any fact, matter or circumstance relating to or attributable to the Buyer or any of its Affiliates which would, or is reasonably likely to, result in a delay in, or adversely affect, the satisfaction of the Regulatory Condition prior to the Long Stop Date and which has not been disclosed to the Seller prior to the date of this Agreement.

9.2	Upon signing this Agreement, the Buyer shall deliver to the Seller:

(a)	this Agreement duly executed by the Buyer and the Buyer Guarantor;

(b)	the Disclosure Letter duly executed by the Buyer;

(c)	a copy of the duly executed W&I Policy;

(d)	a copy of the resolution of the directors of the Buyer authorising the execution by the Buyer of each of the Transaction Documents to which the Buyer is a party; and

(e)

an officer’s certificate confirming that the directors of the Buyer Guarantor have authorised the execution by the Buyer Guarantor of each of the Transaction Documents to which the Buyer Guarantor is a party.

9.3

In order to facilitate the resolution of any claims made against or incurred by the Seller or any of its Affiliates (as it relates to the Transferred Companies), for a period of seven years after the Closing, the Buyer shall retain the books and records relating to the Transferred Companies and/or their respective businesses relating to periods prior to the Closing.

9.4

The Buyer acknowledges that the Seller and its Affiliates may need access from time to time after Closing to certain accounting, tax and other records and information held by the Transferred Companies to the extent such records and information pertain to events occurring prior to Closing for the purpose of:

(a)	filing Tax returns, dealing with the relevant Taxation Authority in respect of such returns and/or maintaining accounting records; or

(b)	complying with applicable laws,

and, accordingly, the Buyer agrees that it shall, and shall cause the Transferred Companies to, following Closing:

(i)	promptly provide a copy of the updated register of members of the Company to the Seller;

(ii)	retain and maintain such records until the earlier of the date that is seven years after Closing and such time as the Seller agrees that such retention and maintenance is no longer necessary;

(iii)	allow the Seller and its Representatives on reasonable notice to:

(A)	inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(B)

be given reasonable access to any employee, officer, adviser or premises of any of the Transferred Companies (and within five Business Days of a request for such reasonable access) during Working Hours; and

(iv)

provide such assistance as may reasonably be required by the Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Taxation Authority regarding the Seller or any Affiliate thereof that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Closing, in each case at the Seller’s reasonable cost, where such cost is properly incurred.

9.5	Upon any Seller Claim being made, the Buyer shall, and shall after Closing procure, where relevant, that the relevant Transferred Company shall:

(a)

upon reasonable notice and subject to the limitations of COVID-19 Measures or other applicable Law, use commercially reasonable endeavours to make available to the Seller and its advisers and agents all information and assistance which is not subject to attorney-client or other legal privilege (including access to personnel, properties, management, records, papers, documents and data) as the Seller may reasonably request; however, any such access shall be conducted at the Seller’s expense, during Working Hours, under the supervision of the Buyer’s or its Affiliates’ personnel and in such a manner as to not unreasonably interfere with the normal operations of the Buyer, its Affiliates and the Transferred Companies; and

(b)

use reasonable endeavours to procure that the auditors (both past and then present) of the relevant Transferred Company make available their audit working papers in respect of audits of the accounts of the relevant Transferred Company for any relevant accounting period in connection with such Seller Claim.

10.	CARVE-OUT PROVISIONS; INSURANCE; EMPLOYEE MATTERS

10.1

If, at any time following Closing, the Seller or the Buyer receive any payments or other funds due to the Buyer or the Seller, respectively, pursuant to the terms of this Agreement or any other Transaction Document (including with respect to intercompany and intracompany accounts or contracts between any of the Transferred Companies, on the one hand, and the Seller and its Affiliates (other than the Transferred Companies), on the other hand), then the party receiving such funds shall, within 60 days after the receipt of such funds, forward such funds to the proper party. The parties acknowledge and agree that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any of the other Transaction Documents.

10.2

From and after the Closing, the Transferred Companies shall cease to be insured by the Seller’s and its Affiliates’ respective current and historical insurance policies or programs and by any of their current and historical self-insured programs, and none of the Buyer, the Transferred Companies or their respective Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of any of the Transferred Companies or any liability arising from the operation of its business (including in respect of the period prior to Closing). The Seller and its Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Clause 10.2. From and after the Closing, the Buyer shall, at its own cost, effect and maintain all insurance it considers appropriate for its operation of the Transferred Companies and their business.

10.3

This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Seller or any of its Affiliates in respect of any insurance policy or any other contract or policy of insurance.

10.4

Notwithstanding anything elsewhere in this Clause 10 to the contrary, the Seller and its Affiliates may amend or terminate any insurance policy so long as the Seller provides the Buyer with notice of such amendments or terminations to the extent such amendments or terminations affect the rights or obligations of the Transferred Companies and such amendment or termination shall only take effect as of Closing.

10.5

Prior to the Closing Date, the Transferred Companies were routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their respective operations unrelated to the Transferred Companies. Although the Seller has attempted to recover such information from the Transferred Companies, some may still be present within the Transferred Companies. The Buyer therefore agrees that it shall not use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after the Closing.

10.6

Subject to Clause 10.8, the Buyer shall, and shall cause its Affiliates to, recognise the pre-Closing service of every Transferring Employee with the Company and any Affiliate thereof for the purpose of calculating that Transferring Employee’s: (i) period of continuous service; and (ii) service related rights and entitlements under any benefit scheme or arrangement operated by the Company or any other member of the Buyer Group following Closing in which that Transferring Employee is invited or entitled to participate.

10.7	The Buyer undertakes with the Seller and its Affiliates that:

(a)	all Transferring Employees shall be invited to become members of the Buyer’s Scheme with effect on and from the Closing Date; and

(b)

the Buyer shall procure that, for any Transferring Employee who accepts such invitation to become a member of the Buyer’s Scheme, the Buyer’s Scheme shall: (i) recognise his or her pension scheme service in the Seller’s Scheme up to the Closing Date including for the purposes of eligibility, vesting, preservation of benefits and/or benefit accrual purposes; (ii) receive a transfer payment in from the Seller’s Scheme in respect of him or her to the extent he or she is entitled to have their benefits transferred out from the Seller’s Scheme and elects to do so and the Buyer shall take reasonable efforts to obtain the consent of any party including the trustees of the Buyer’s Scheme to such transfer in payment to the Buyer’s Scheme from the Seller’s Scheme; and (iii) provide pension benefits in respect of service after the Closing Date with the Buyer or any of its Affiliates in accordance with the provisions from time to time of the Buyer’s Scheme and, separate life insurance cover comparable to the life insurance under the Seller’s Scheme. The employer contributions to be made by the Buyer or any of its Affiliates to the Buyer’s Scheme in respect of any Transferring Employee shall be in accordance with Clause 10.10 and no less than the employer contribution made by the Buyer or any of its Affiliates to the Buyer’s Scheme provided to other similarly situated employees of the Buyer or any of its Affiliates.

10.8

The Buyer shall, and shall cause its Affiliates to, offer every Transferring Employee whose employment is terminated by the Buyer or any of its Affiliates (and is not offered a role with Buyer or any of its Affiliates on substantially equivalent or more favourable terms in the aggregate) prior to the date which is 18 months after Closing, other than on grounds of gross misconduct or negligence, an enhanced severance package comprising the following elements subject to and conditional upon the Transferring Employee entering into a settlement agreement in a form reasonably acceptable to the Buyer:

(a)	severance pay comprising four weeks of base salary per completed year of service, capped at 52 weeks and inclusive of any statutory redundancy pay;

(b)	pay during or in lieu of the Transferring Employee’s contractual notice period (to include both base salary and benefits or the cash equivalent value of the employer funded benefits);

(c)	pay in respect of accrued unused holiday on termination of employment;

(d)	bonus pay on termination of employment in accordance with the applicable Company bonus plan rules;

(e)	outplacement services;

(f)	contribution of £500 to the Transferring Employee’s legal fees for taking advice on the terms of the settlement agreement; and

(g)	a factual reference.

10.9	Schedule 12 (Specified Development Agreement) shall apply with respect to the Specified Development Agreement

10.10

The Transferred Companies participate in variable pay (such as bonus), benefit schemes (including, without limitation, the Seller’s Scheme) and arrangements provided by the Seller and its Affiliates (the “Seller Retained Plans”) and their payroll and employee data are processed by the Seller and its Affiliates. Such Seller Retained Plans, employee data management (“HRIS”) and payroll processing will not be available to the Transferred Companies following the Closing Date. Accordingly the Buyer;

(a)

will provide or implement, in substitution for the Seller Retained Plans, plans, schemes or arrangements for the benefit of the Transferring Employees no less favourable (in the aggregate) for each Transferring Employee to those provided by the Seller Retained Plans with effect from immediately following the Closing Date and will comply with the provisions of Clause 10.6 above (the “Replacement Plans”); and

(b)

intends to transfer the employment of the Business Employees from the Company to a member of the Buyer Group on or shortly after Closing to enable it to offer the Replacement Plans to and administer payroll for the Business Employees. Such transfer shall be in accordance with the Transfer Regulations. The Seller shall use its reasonable endeavours to provide, and shall use its reasonable endeavours to procure that the Company shall provide, reasonable assistance and cooperate with such transfer including assistance with the transfer of any immigration permissions required by any Business Employee and shall use its reasonable endeavours to procure that the Company shall comply with its obligations under Regulations 13 and 14 of the Transfer Regulations subject to and conditional on Clause 10.12 below.

10.11

Between the date of this Agreement and the Closing Date, and subject always to applicable law, the Seller shall use its reasonable endeavours to provide, and shall use its reasonable endeavours to procure that the Transferred Companies shall provide, reasonable assistance and cooperate with the Buyer Group to:

(a)	implement the Replacement Plans with effect from the Closing Date; and

(b)	migrate the employee data required to establish payroll and HRIS.

Without limitation to the foregoing, and subject always to applicable law, the Seller shall provide such information as the Buyer may reasonably request with regard to the Seller Retained Plans and as otherwise reasonably required by the Buyer to implement the Replacement Plans, and establish payroll and HRIS for the Transferred Companies; shall procure that the Buyer Group and its employees, officers and directors shall have reasonable access to the Business Employees in order to discuss the Replacement Plans.

10.12

In relation to Clause 10.11, the Buyer shall indemnify the Seller and its Affiliates against any Liabilities they incur arising out of or connected with: (i) the discussions with Business Employees in connection with the Replacement Plans; (ii) the transfer of Business Employees under Clause 10.10(b) above and any associated consultation exercise; (iii) any failure to implement the Replacement Plans; (iv) any breach by the Buyer or any of its Affiliate of the provisions of this Clause 10.12; and (v) any attempt to change the terms and conditions of employment of the Business Employees and, in relation thereto, the Buyer shall not and shall procure that its Affiliates shall not: (a) without prejudice to the Buyer’s obligations under Clause 10.10(a) above, condition access to those Replacement Plans that replace Seller Retained Plans to which a Transferring Employee is contractually entitled on signing EA standard terms and conditions; (b) prevent or discourage those Business Employees who do not agree to enter into EA standard terms and conditions from remaining on their existing terms and conditions; or (c) communicate with the Business Employees concerning their transfer to EA standard terms and conditions without the prior approval of the Seller which shall not be unreasonably conditioned, withheld or delayed.

10.13

In the event that Seller so requires, and conditional upon Clause 10.14 below, the Buyer shall procure that either of the Transferred Companies or another designated Affiliate of the Buyer notified in advance to the Seller (the “Transaction Bonus Paying Agent”) pays such sums to the Restricted Employees on behalf of AT&T Services, Inc. as are notified to the Buyer by the Seller as due to the Restricted Employees under or in respect of the Transaction Bonus Arrangements on such ordinary course payroll dates as the Seller shall reasonably direct with not less than 10 Business Days’ notice and shall further procure that the Transferred Companies or the Transaction Bonus Paying Agent (if different) account to HMRC in full and on a timely basis for any and all Taxes (including, for the avoidance of doubt, income tax, primary class 1 (employee) national insurance contributions, and secondary class 1 (employer) national insurance contributions) payable in respect of such sums.

10.14

The Buyer’s obligations under Clause 10.13 above are conditional upon the Seller paying or procuring the payment to the Transaction Bonus Paying Agent designated by the Buyer (as paying agent on behalf of AT&T Services, Inc.) such amounts as are payable under or in respect of the Transaction Bonus Arrangements under Clause 10.13, together with any applicable amount of Taxes required to be settled by either of the Transferred Companies, the Transaction Bonus Paying Agent (if different), the Buyer or an Affiliate of the Buyer in respect of the payable amounts (including any secondary class 1 (employer) national insurance contributions and apprenticeship levy, but not including any amount in respect of income tax and primary class 1 (employee) national insurance contributions which are to be satisfied by way of deduction from the gross amounts payable under or in respect of the Transaction Bonus Arrangements under Clause 10.13), not less than 14 days prior to the date on which the Buyer is required to procure payment to the Restricted Employees thereunder.

10.15

In the event that the Transferred Companies, the Transaction Bonus Paying Agent (if different), the Buyer or any Affiliate of the Buyer receive any sums by way of Claw-back or Excess Payment from the Restricted Employees (or any of them) they will promptly pay such sums to the Seller or as it directs after deduction of any Taxes or reasonable third party costs or expenses which such recipient may incur in respect, or as a result, of the Clawback or Excess Payment arrangement.

10.16

If any of the Transferred Companies, the Transaction Bonus Paying Agent (if different), the Buyer or any Affiliate of the Buyer realises a reduction or elimination of any liability to make an actual payment of Tax in consequence of the Transaction Bonus Paying Agent paying amounts funded by or on behalf of AT&T Services, Inc. under Clause 10.14 (a “Saving”), the Buyer shall notify the Seller and shall as soon as is reasonably practicable pay to the Seller the lesser of: (i) the amount of the Saving less any reasonable costs incurred by the Transferred Companies, the Transaction Bonus Paying Agent (if different), the Buyer or any Affiliate of the Buyer in obtaining the Saving; and (ii) the amount or amounts paid on behalf of AT&T Services, Inc. under Clause 10.14 which gave rise to the Saving.

11.	TAX MATTERS

11.1

Where the Tax Returns with respect to the Transferred Companies are required to be filed after the Closing Date for any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Return”):

(a)	the Seller shall prepare the drafts of such Pre-Closing Tax Return on a basis consistent with past practice and, where applicable, Schedule 6 and provide such Tax Return to the Buyer:

(i)	in the case of any such Tax Return that relates to income Taxes, at least 30 days prior to the due date thereof; or

(ii)	in the case of non-income Tax Returns, as soon as practicable and in any event prior to the due date thereof;

(b)

the Seller shall consider in good faith any reasonable comments to such Pre-Closing Tax Returns submitted by the Buyer in writing at least 20 days prior to the due date for filing such Pre-Closing Tax Return or, in the case of non-income Tax Returns, within 10 days of the provision of such draft by the Seller pursuant to Clause 11.1(a)(ii); and

(c)

the Buyer shall use its commercially reasonable efforts to timely file (or cause to be timely filed) any such Pre-Closing Tax Return in the form prepared by the Seller (but reflecting any comments accepted by the Seller pursuant to Clause 11.1(b)).

11.2

Where the Tax Returns with respect to the Transferred Companies are required to be filed for any Straddle Period (a “Straddle Period Tax Return”) the Buyer shall procure that each Transferred Company prepares and timely files such Straddle Period Tax Returns on a basis consistent with past practice, except as required by law, and:

(a)	the Buyer will deliver a copy of any Straddle Period Tax Return to the Seller:

(i)	in the case of any such Straddle Period Tax Return that relates to income Taxes, at least 30 days prior to the due date for the filing of such Straddle Period Tax Return; or

(ii)	in the case of non-income Straddle Period Tax Returns, as soon as practicable and in any event prior to the due date thereof;

(b)

the Buyer shall consider in good faith any reasonable comments to such Straddle Period Tax Returns submitted by the Seller in writing at least 20 days prior to the due date for filing such Straddle Period Tax Return or, in the case of non-income Tax Returns, within 10 days of the provision of such draft by the Buyer pursuant to Clause 11.2(a)(ii); and

(c)

the Buyer shall use its commercially reasonable efforts to timely file (or cause to be timely filed) any such Straddle Period Tax Return (but reflecting any comments accepted by the Buyer pursuant to Clause 11.2(b)).

11.3	The Seller will be entitled to any refund, credit, offset or other similar benefit received or realised (“Refund”) with respect to:

(a)

Taxes imposed on the Transferred Companies for any Pre-Closing Tax period that were paid or discharged before Closing (and such payment or discharge has been reflected in the Company Financial Statements) and any payments on account of corporation tax paid or discharged before Closing by or in respect of a Transferred Company during the 2021 financial year; and

(b)	any Pre-Closing Taxes or Taxes that are otherwise borne by the Seller pursuant to this Agreement (including by means of the calculation of the Purchase Price),

provided, that (i) the Seller shall not be entitled to any such Refund to the extent that such Refunds were included or taken into account in the calculation of Net Working Capital as a current asset or as otherwise provided for in Exhibit C of Schedule 6 (Net Working Capital), as finally determined pursuant to Clause 3; and (ii) the Seller shall indemnify the Buyer in the event of any subsequent successful challenge by HMRC against the validity of such Refund, provided that the Buyer’s reasonably incurred third party costs shall be indemnified regardless of whether the challenge is successful.

11.4

To the extent any Refund allocated to the Seller pursuant to Clause 11.3 is received or realised by the Buyer or any of its Affiliates (including the Transferred Companies) after the Closing, the Buyer will pay to the Seller the amount of such Refund (including any interest received thereon), net of any Taxes or reasonable third party expenses of the Buyer Group in obtaining such Refund, within 10 days of receipt (or realisation) thereof.

11.5

Notwithstanding anything herein to the contrary, in connection with the foregoing, if the Seller or the Buyer determines that the Buyer or any of the Transferred Companies is entitled to file or make a claim for a Refund to which the Seller is entitled pursuant to this Agreement (including by filing an amended Tax Return) with respect to a Pre-Closing Tax period, the Seller or the Buyer will deliver written notice to the other party as soon as reasonably practicable. If reasonably requested by the Seller, the Buyer shall file or make, or procure that the applicable Transferred Company will file or make, a claim for Refund. The Buyer shall keep the Seller reasonably informed of the claim process, provide copies of any relevant documentation as soon as reasonably practicable and shall incorporate any reasonable comments from the Seller in respect of such claim for Refund provided that they are received reasonably in advance of any deadlines for submission or response.

11.6

After Closing, except as required under applicable law or Applicable Accounting Principles or with the prior written consent of the Buyer, the Seller shall not, and shall not cause or permit any of its Affiliates to, amend any Tax Return or take or omit to take any other action which it is or ought reasonably to be aware is reasonably likely to increase the Tax liability of any of the Transferred Companies with respect to any Pre-Closing Tax period.

11.7

The Seller shall procure that the Transferred Companies are removed from the group payment arrangement made under section 59F of the Taxes Management Act 1970 (in respect of which Warner Media International Limited is the “nominated company”), and from any simplified arrangements for Group Relief under the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999 (SI 1999/2975) with effect from no later than Closing.

11.8

The Buyer shall procure that the Transferred Companies pay to the nominated company under the group payment arrangement an amount equal to any payment of corporation tax that is discharged by the nominated company on behalf of any of the Transferred Companies under the group payment arrangement, and such payment shall be made to the nominated company within 10 days after written demand is made for it. No payment shall be due to the nominated company under this Clause 11.8 if and to the extent that the relevant Transferred Companies have previously at any time satisfied the liability in question under the group payment arrangement. The Seller shall procure that an amount equal to any payment made to the nominated company under this Clause 11.8 that relates to a liability to corporation tax that has not already been discharged shall be promptly paid to HMRC, and that an amount equal to each such payment is promptly apportioned to the relevant Transferred Companies.

11.9

After Closing, except as required under applicable law or Applicable Accounting Principles or with the prior written consent of the Seller, the Buyer shall not, and shall not cause or permit any of its Affiliates (including any of the Transferred Companies) to:

(a)	make or file an election under Section 338(g) of the Code (and any corresponding elections under state or local Tax law) with respect to any of the Transferred Companies;

(b)

take or omit to take any action which could give rise to a reduction or claw-back of Video Games Tax Reliefs attributable to the Seller of any of its Affiliates at any time, or attributable to the Transferred Companies as at Closing; or

(c)

make any voluntary disclosure or approach to a Tax Authority with respect to Taxes which the Buyer knows, or ought reasonably to know, could give rise to any additional liability to Taxes for the Seller or its Affiliates; or

(d)

amend any Tax Return relating in whole or in part to the Transferred Companies with respect to any Pre-Closing Tax period without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

11.10

If the Seller so requires, the Buyer shall procure that all or any part of the Tax Reliefs which may be made available to the Seller or its Affiliates by way of Group Tax Relief (other than Tax Reliefs included in the calculation of Net Working Capital as a current asset or as otherwise provided for in Exhibit C of Schedule 6 (Net Working Capital)) are made available to the Seller or its Affiliates (as applicable) for no payment. The Buyer will procure that the relevant Transferred Companies will take as soon as reasonably practicable (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Seller to effect the valid surrender or other transfer of any such Group Tax Relief to the Seller or its Affiliates (as applicable).

11.11

If the Buyer or any of its Affiliates receives any written notice of a pending or threatened Tax Claim with respect to a Transferred Company relating to a Pre-Closing Tax period or Straddle Period, it shall notify the Seller as soon as reasonably practicable after the receipt of such notice. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Taxation Authority. The Buyer shall, and shall ensure that the relevant Transferred Company will, in relation to any Tax Claim or the matters to which any Tax Claim relates, promptly and without prejudice to the rights of the W&I Insurers, provide as soon as reasonably practicable for the Seller’s review any draft material correspondence or other material document to be sent to any Taxation Authority, and shall reasonably consider any amendments to such correspondence or other documents as the Seller may reasonably request.

11.12

From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents from and against any and all Tax liability to the extent resulting from any failure of any Transferred Company to satisfy in full any Tax liability of the Transferred Companies which arises after Closing which is then assessed on the Seller or any of its Affiliates (together with all interest, penalties and reasonable costs and expenses properly incurred by the Seller or its Affiliates in connection therewith).

11.13

Within three months of the date of this Agreement, the Seller will procure that notice is given to HMRC that the Transferred Companies will cease to be under the control of TT Games with effect from Closing and will use reasonable endeavours to procure that the Transferred Companies cease to be members of the VAT group of which TT Games is the representative member with VAT group registration number 864 4457 96 (the “TTG VAT Group”) with effect from Closing.

11.14

The Buyer will procure that the Transferred Companies provide to the representative member of the TTG VAT Group all information relating to the Transferred Companies that is reasonably requested by the Seller for the purposes of preparing the VAT returns of the TTG VAT Group for:

(a)	the period current at Closing; and

(b)	any period ending prior to Closing for which a VAT return is yet to be submitted as at Closing,

in each case as soon as reasonably practicable.

11.15

The Buyer will procure that the relevant Transferred Company contributes to the representative member of the TTG VAT Group that proportion of any VAT for which the representative member of the TTG VAT Group is accountable (in respect of the VAT returns referred to in Clause 11.14) that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before Closing by the relevant Transferred Company (less any amount of deductible input tax that is attributable to those Supplies).

11.16

Any contribution made under Clause 11.15 shall be made in cleared funds on the later of 10 Business Days after demand is made for it and 10 Business Days before the day on which the representative member of the TTG VAT Group must account for that VAT to HMRC.

11.17

The Seller shall pay, or shall procure to be paid, to the relevant Transferred Company an amount equivalent to the proportion of any repayment of VAT (in respect of the VAT returns referred to in Clause 11.14) received by the representative member of the TTG VAT Group from HMRC or of any credit (in respect of the VAT returns referred to in Clause 11.14) obtained by reference to an excess of deductible input tax over output tax that is attributable to Supplies made, or deemed to be made, by the relevant Transferred Company while a member of the TTG VAT Group (ignoring, for this purpose, the deeming provisions in section 43(1) of VATA 1994) within 10 Business Days of receipt by, or offset against a liability of, the representative member of the TTG VAT Group.

11.18

From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and the Transferred Companies from and against any and all VAT liability which arises in respect of Supplies made by members of the TTG VAT Group other than the Transferred Companies and is legally imposed on any of the Transferred Companies on the basis of their joint and several liability for VAT payable by the TTG VAT Group.

11.19	The Seller shall procure that an amount equal to any payment made by the Buyer under this Clause 11 shall be promptly and duly accounted for to HMRC.

11.20

The Buyer agrees that it shall, and shall cause the Transferred Companies to, following Closing and within 10 Business Days of request by the Seller, submit an amended Pre-Closing Tax Return on behalf of a relevant Transferred Company (i) for and only to the extent necessary for the purposes of making a valid claim for additional Video Games Tax Reliefs, subject to qualifying criteria being met in respect of such Video Games Tax Relief claims on or after Closing and in accordance with applicable Law and (ii) for U.S. Tax law purposes with respect to any period ending on or before the effective date of the Check-the-Box Elections (it being understood that the effective date of the Check-the-Box Elections shall not be modified pursuant to this Clause 11.20).

11.21

The Buyer shall, and shall cause each Transferred Company to, following Closing and within 10 days of request by the Seller, submit to HMRC such Tax Returns as are required for the purposes of claiming any Video Games Tax Reliefs derived from qualifying expenditures incurred by or in respect of the Transferred Companies on or prior to the Closing (other than any Video Games Tax Relief included in the calculation of the Video Games Tax Relief Consideration).

11.22

If any future Video Games Tax Relief derived from qualifying expenditures incurred by or in respect of the Transferred Companies on or prior to the Closing (other than any Video Games Tax Relief included in the calculation of the Video Games Tax Relief Consideration) is received by a Transferred Company after the Closing, an amount equal to the value of such received Video Games Tax Relief (determined as an amount equal to (as applicable): (a) the amount of any additional deduction (calculated in accordance with s1217CF and s1217CG CTA 2009) multiplied by the applicable rate of corporation tax; and/or (b) the amount of any video game tax credit (being either a payable video game tax credit received, or reduction of corporation tax otherwise payable) calculated in accordance with s1217CH to s1217CJ (inclusive) CTA 2009), net of any Taxes or reasonable third party expenses of the Buyer Group in obtaining such Video Games Tax Relief (the “Deferred Video Games Tax Relief Consideration”) shall be paid by the Buyer to the Seller within 10 Business Days of receipt (or realisation), provided that the Seller shall indemnify the Buyer against the amount of the Deferred Video Games Tax Relief Consideration and any losses in the event of any subsequent successful challenge by HMRC against the validity of such Video Games Tax Relief, provided that the Buyer’s reasonably incurred third party costs shall be indemnified regardless of whether the challenge is successful.

11.23

Any indemnity provided by the Seller to the Buyer under Clause 11.3 (Refund) or 11.22 (Video Games Tax Relief) shall be subject to the time limits for Tax Warranty Claims in Schedule 5, paragraph 2.1(e).

11.24

Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Transferred Companies shall each file an Internal Revenue Service Form 8832 electing to be classified as a disregarded entity for U.S. federal income tax purposes, with such election effective prior to the Closing (such elections, the “Check-the-Box Elections”). No member of the Buyer Group shall change, modify, revoke or suspend such Check-the-Box Elections (including by retroactive election). Seller shall promptly provide Buyer with evidence of filings with respect to the Check-the-Box Elections as soon as reasonably practicable.

12.	NON-SOLICIT; USE OF NAMES

12.1

For a period of two years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement solicit, recruit or hire any Restricted Employee; provided that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at a Restricted Employee, or (ii) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Restricted Employee who (x) has ceased to be employed or retained by the Buyer or any of its Affiliates or (y) initiated such employment discussions with no other action by the Seller or its Affiliates in violation of this Clause 12.1.

12.2

Except for the names and Marks specifically identified in Schedule 4 to the Disclosure Letter, the Seller is not conveying any ownership rights or, except as explicitly provided for in the TSA, granting the Buyer, any Affiliate of the Buyer or the Transferred Companies, a license to use any of the Marks of the Seller or any Affiliate of the Seller (any name or Mark of the Seller or any Affiliate of the Seller that is not specifically identified in Schedule 4 to the Disclosure Letter, a “Retained Mark”) and, after the Closing, the Buyer shall not permit any Transferred Company or any Affiliate of the Transferred Companies to use in any manner the Retained Marks or any word that is similar in sound or appearance or otherwise confusingly similar to the Retained Marks.

13.	BUYER GUARANTEE

13.1

In consideration of the Seller entering into this Agreement, the Buyer Guarantor irrevocably and unconditionally guarantees to the Seller (and to each of its Affiliates) as a continuing and primary obligation (and not a mere surety), the due and punctual payment, performance and observance by the Buyer of all of the obligations, undertakings and/or liabilities of the Buyer under or in connection with this Agreement or any other Transaction Document to which it is a party in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). The Buyer Guarantor shall pay to the Seller from time to time on demand in writing any sum of money which is at that time due and payable by the Buyer to the Seller pursuant to the Guaranteed Obligations and which has not been paid at the time the demand is made.

13.2	The Buyer Guarantor’s liability under Clause 13.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any other Transaction Document or any waiver of their respective terms;

(b)	time or other indulgence being granted to the Buyer or any third party;

(c)

any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Buyer (or any act taken by the Seller in relation to any such event); or

(d)

any other act, omission, event or circumstance (whether or not known to the Buyer, the Seller or the Buyer Guarantor) which but for this Clause might prejudice or otherwise affect the liability of the Buyer Guarantor under this Clause 13 or any of the rights, powers or remedies conferred upon the Buyer or the Seller or by law.

13.3

In consideration of the Seller entering into this Agreement, as a separate, additional continuing and primary obligation, the Buyer Guarantor undertakes to indemnify the Seller and its Affiliates against any costs or losses suffered or incurred by any of them as a result of any failure by the Buyer to properly and punctually perform and observe the Guaranteed Obligations or by the Buyer Guarantor to properly and punctually perform and observe its obligations, undertakings and/or liabilities under this Agreement and any other Transaction Document to which it is a party.

13.4	The Seller’s Affiliates shall be entitled to enforce this Clause 13 under the Contracts (Rights of Third Parties) Act 1999.

13.5	The Buyer Guarantor warrants to the Seller on the date of this Agreement and on the Closing Date that:

(a)	it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)

the execution and delivery of each Transaction Document to which it is a party and the completion of the transactions contemplated thereby have, where required, been duly and validly authorised by the Buyer Guarantor and no other proceedings or actions on the part of the Buyer Guarantor are required to authorise its execution and performance of each such Transaction Document;

(c)	the obligations of the Buyer Guarantor in each Transaction Document to which it is a party are enforceable in accordance with their terms; and

(d)	no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

14.	TERMINATION AND RESCISSION

14.1	If this Agreement is terminated pursuant to Clauses 4.8 or 6.4(c), the parties shall have no further obligations under this Agreement, provided that:

(a)	the Surviving Provisions shall survive termination; and

(b)	termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination.

14.2

Save in the case of another party’s fraud or fraudulent misrepresentation, no party shall be entitled to rescind or, except under Clauses 4.8 or 6.4(c), terminate this Agreement in any circumstances whatsoever (whether before or after Closing).

15.	ASSIGNMENT

15.1

Except as provided in this Clause 15 or unless the parties specifically agree in writing, no party shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor shall any party grant, declare, create or dispose of any right or interest in any of them. Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of this Clause 15 shall be void and ineffective.

15.2

The Seller may at any time assign all or any of its rights under this Agreement to any Affiliate of AT&T Inc. (including, for the avoidance of doubt, its rights to payment of the Deferred Video Games Tax Relief Consideration and amounts payable pursuant to Clause 4.8(b)).

15.3

If an assignment is made in accordance with this Clause 15, the liability of a party under this Agreement shall be no greater than such liability would have been if the assignment had not occurred, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assigning party.

16.	CONFIDENTIAL INFORMATION; ANNOUNCEMENTS

16.1

Subject to Clause 16.4, each party shall, and shall procure that its Affiliates shall, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into any Transaction Document (or any agreement entered into pursuant to a Transaction Document) that:

(a)	relates to the provisions of any Transaction Document or any ancillary agreement thereto;

(b)	relates to the negotiations relating to the Transaction Documents and all ancillary agreements thereto;

(c)	relates to any matter concerning the other parties (or their respective Affiliates from time to time); or

(d)	is expressly indicated to be confidential in relation to the party (or Affiliate of such party) disclosing it or on whose behalf it was disclosed,

together the “Confidential Information”, and provided that such information exclusively concerning the Transferred Companies in relation to the period before Closing shall on Closing cease to be Confidential Information of the Seller.

16.2

Following Closing, the Buyer shall, and shall procure that its Affiliates (including the Transferred Companies following Closing) shall, treat as strictly confidential and not disclose or use any information that relates to any matter concerning the Seller and its Affiliates.

16.3

No party shall make any press release or public announcement in connection with any of the transactions contemplated by the Transaction Documents without the prior consent of, in the case of disclosure by the Seller, the Buyer or, in the case of disclosure by the Buyer or the Buyer Guarantor, the Seller.

16.4	Notwithstanding Clauses 16.1, 16.2 and 16.3, a party may disclose or use information if and to the extent that:

(a)

such disclosure or use is required by applicable law, rule or regulation, or by any competent judicial, governmental, stock exchange or regulatory body to which the disclosing party is subject, and disclosure shall then only be made by that party:

(i)

after it has taken all such steps as may be reasonable in the circumstances to consult about the contents of such announcement with the other party to whom obligations would otherwise be owed under Clauses 16.1, 16.2 or 16.3 in relation to such information before making such announcement and provided that any such announcement shall be made only after notice to such other party; and

(ii)	to the person or persons and in the manner required by law or such regulatory body or as otherwise agreed between the Seller and the Buyer;

(b)	such disclosure or use is required for the purpose of any judicial proceedings arising out of any Transaction Document or any ancillary agreement thereto;

(c)	disclosure is made to a Taxation Authority in connection with the Tax affairs of the disclosing party;

(d)

disclosure is made to its Affiliates and/or its Representatives which is reasonably required for purposes connected with a Transaction Document, provided that: (i) the person to whom such disclosure is made is informed of the confidential nature of the information disclosed; (ii) the confidentiality obligations of this Clause 16 shall continue in relation to the person to whom such disclosure is made as if a primary obligor under Clauses 16.1, 16.2 and 16.3; and (iii) the disclosing party shall remain responsible for any deemed breach thereof by the person to whom such disclosure is made; or

(e)	the information is or becomes publicly available (other than by breach of this Agreement or any confidentiality undertakings given by the Buyer to the Seller and/or the Transferred Companies).

16.5	The restrictions contained in this Clause 16 shall apply without limit of time.

16.6

The Confidentiality Agreement and the Clean Team Agreement shall (and the Buyer shall procure that the Confidentiality Agreement and the Clean Team Agreement shall) terminate on Closing (without prejudice to any rights, liabilities or obligations that have accrued prior to termination). At any time prior to Closing, to the extent that any provision of this Clause 16 is inconsistent with the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement shall prevail.

17.	PAYMENTS

17.1	Any payment to be made pursuant to this Agreement by the Buyer (or a member of the Buyer Group) to the Seller shall be made to the Seller’s Bank Account.

17.2

Payments under Clause 17.1 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

18.	COSTS

18.1

Unless expressly otherwise provided in this Agreement or in any other agreement between one or more of the parties, each of the parties shall bear its own legal, accountancy and other costs and expenses connected with the Proposed Transaction, provided that the Buyer shall pay all filing fees and other charges of the parties for the filings required in connection with satisfaction of the Regulatory Condition. For the avoidance of doubt, the Buyer shall bear any and all costs and expenses (including any Taxes) in connection with the W&I Policy, including without limitation any broker’s fee payable to any W&I broker and any underwriting fee payable to the W&I Insurers.

18.2

The Buyer shall bear all costs, charges and expenses relating to all stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes or notary fees (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement, which shall be paid within the requisite period provided by applicable law.

18.3

The Seller shall pay all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by the Seller or the Transferred Companies in connection with the preparation of the Company Financial Statements, the negotiation and preparation of this Agreement and the other Transaction Documents.

18.4

If any amount of Closing Transaction Expenses is included in the calculation of the Purchase Price in accordance with Clause 3.1, the Buyer shall after Closing procure that such unpaid amount is paid by the relevant Transferred Company when due.

19.	EFFECT OF CLOSING

The terms of this Agreement (insofar as not performed at Closing and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Closing.

20.	FURTHER ASSURANCES

Each of the parties shall, for a period of four years from the Closing Date, upon request from the Seller or the Buyer (as applicable) do or procure the doing of all acts and/or execute or procure insofar as each is reasonably able the execution of all such documents and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the Seller or the Buyer (as applicable) the full benefit of this Agreement.

21.	ENTIRE AGREEMENT

21.1

This Agreement and the other Transaction Documents constitute the whole and only agreement between the parties relating to the subject matter of this Agreement and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction.

21.2

For the purposes of this Clause 21, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, covenant, indemnity, commitment or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

21.3	It is expressly acknowledged and agreed by each party that:

(a)

in entering into this Agreement it is not relying on any pre-contractual statement which is not set out in this Agreement and/or any other Transaction Document, and it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to any pre-contractual statement;

(b)

no party shall have any claim or remedy against the other parties (or their respective Representatives or Affiliates) in respect of any pre-contractual statement made by or on behalf of the other parties (or any of their respective Representatives or Affiliates) in relation to the Proposed Transaction which is not expressly set out in this Agreement;

(c)

any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(d)	the only right or remedy of a party in relation to any warranty set out in this Agreement shall be for damages for breach of this Agreement;

(e)

except for any liability in respect of a breach of this Agreement, no party (or any of its respective Representatives or Affiliates) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Representatives or Affiliates) in relation to the Proposed Transaction;

(f)

no party is entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by any party or any party’s Representatives;

(g)

except as expressly provided in this Agreement, each party is entering into this Agreement solely in reliance on its own commercial assessment and investigation of the Proposed Transaction and advice from its own Representatives; and

(h)	the other parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 21.3.

21.4

The Buyer unconditionally and irrevocably waives any rights that it may have (in each case whether founded in negligence or otherwise) against Seller or any Affiliate thereof (other than the Seller in respect of its obligations under the Transaction Documents), any Transferred Company or any of their respective Representatives or Affiliates on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 21.4 under the Contracts (Rights of Third Parties) Act 1999.

21.5	Nothing in this Clause 21 shall limit the liability of any Person in the case of its fraud or fraudulent misrepresentation.

22.	VARIATIONS

This Agreement may be amended or waived in any manner whatsoever by agreement in writing between the Buyer and the Seller.

23.	REMEDIES AND WAIVER

23.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

23.2

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

23.3

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law, unless the contrary is expressly stated in this Agreement.

24.	INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

25.	NOTICES

25.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered by email:

if to the Seller:
Email address:	[***]

With a copy (which shall not constitute notice) to:

AT&T Services, Inc., 208 S. Akard Street, Dallas, Texas 75202

For the attention of: Nathan Thurgood

[***]

AT&T Services, Inc., 208 S. Akard Street, Dallas, Texas 75202

For the attention of: Wesley G. Terrell

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

For the attention of Eduardo Gallardo [***]

Gibson, Dunn & Crutcher UK LLP

Telephone House 2-4 Temple Avenue

London, EC4Y 0HB

For the attention of Nick Tomlinson [***]

if to the Buyer:
Email address:	[***]

With a copy (which shall not constitute notice) to:

Pine Interactive Limited

Onslow House, Onslow Street, Guildford, Surrey, United Kingdom, GU1 4TN

For the attention of: Jacob Schatz

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London, E14 5DS

For the attention of Simon Toms

[***]

if to the Buyer Guarantor:
Email address:	[***]
With a copy (which shall not constitute notice) to:

Electronic Arts Inc.

209 Redwood Shores Parkway, Redwood City, CA 94065, USA

For the attention of: Jacob Schatz

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London, E14 5DS

For the attention of Simon Toms

[***]

and shall be deemed to have been duly given or made as follows:

(a)	if delivered by hand or by courier, upon delivery at the address of the relevant party; and

(b)	if sent by email, when dispatched, provided the recipient acknowledges receipt of any such email or electronic communication,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 6.00 p.m. or not on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

25.2

A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or email address for the purposes of Clause 25.1, provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

26.	THIRD PARTY RIGHTS

26.1

Except as expressly provided in this Agreement, no person (other than the parties to this Agreement) who is given any rights or benefits under this Agreement (a “Third Party”) shall be entitled to enforce any of those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

26.2

The parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

27.	LANGUAGE

Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be in English.

28.	SET-OFF AND WITHHOLDINGS

28.1

No party will be entitled to assert any credit, set-off or counterclaim against any other party in order to justify withholding payment of any amount owed in connection with this Agreement in whole or in part.

28.2	Any amount payable by any party to another party shall be made in full and free from any deduction or withholding whatsoever, except as required by law.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

30.	GOVERNING LAW AND JURISDICTION

30.1

This Agreement and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

30.2

Except in relation to a dispute pursuant to Schedule 6 (Closing Accounts), each party irrevocably agrees that the English courts shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims).

30.3

The Buyer Guarantor shall maintain an agent for service of process in England. The Buyer Guarantor confirms that it has appointed the Buyer (whose registered office is at Onslow House, Onslow Street, Guildford, Surrey, United Kingdom GU1 4TN) to act as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement and the Buyer hereby confirms its acceptance of such appointment. The Buyer Guarantor undertakes to notify the Seller in advance of any change from time to time of the details of its agent for service of process in England.

31.	LEGAL REPRESENTATION

31.1

The Buyer, on behalf of itself and its Affiliates (including, after Closing, the Transferred Companies) acknowledges and agrees that the Seller’s Solicitors have acted as counsel for the Seller in connection with this Agreement and the Proposed Transaction (the “Acquisition Engagement”), and in connection with this Agreement and the Proposed Transaction, the Seller’s Solicitors have not acted as counsel for any other Person, including the Buyer.

31.2

Only the Seller and its Affiliates shall be considered clients of the Seller’s Solicitors in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after Closing, the Transferred Companies), acknowledges and agrees that all confidential communications between the Seller and its Affiliates, on the one hand, and the Seller’s Solicitors, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Transferred Companies), and not the Transferred Companies, and shall not pass to or be claimed, held, or used by the Buyer or the Transferred Companies upon or after Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of the Seller’s Solicitors relating to the Acquisition Engagement, whether or not Closing occurs.

31.3

Without limiting the generality of Clause 31.2, upon and after Closing, (i) to the extent that files of the Seller’s Solicitors in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) the Seller’s Solicitors shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Transferred Companies or the Buyer by reason of any attorney-client relationship between the Seller’s Solicitors and the Transferred Companies or otherwise; provided, however, that notwithstanding the foregoing, the Seller’s Solicitors shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisers of the Seller and its Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications).

31.4

The Buyer, on behalf of itself and its Affiliates (including after Closing, the Transferred Companies) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after Closing, the Transferred Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between any Transferred Company or its respective Affiliates and any Person representing it that occurred at any time prior to Closing, the Buyer, on behalf of itself and its Affiliates (including after Closing, the Transferred Companies) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

31.5

The Buyer, on behalf of itself and its Affiliates (including, after Closing, the Transferred Companies) acknowledges and agrees that the Seller’s Solicitors have acted as counsel for the Seller and its Affiliates for several years and that the Seller reasonably anticipates that the Seller’s Solicitors will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after Closing, the Transferred Companies) expressly (i) consents to the Seller’s Solicitors’ representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Transferred Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the Proposed Transaction, and whether or not such matter is one in which the Seller’s Solicitors may have previously advised the Seller, the Transferred Companies or their respective Affiliates and (ii) consents to the disclosure by the Seller’s Solicitors to the Seller or its Affiliates of any information learned by the Seller’s Solicitors in the course of its representation of the Seller, the Transferred Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or the Seller’s Solicitors’ duty of confidentiality.

31.6

The Buyer, on behalf of itself and its Affiliates (including, after Closing, the Transferred Companies) further covenants and agrees that each shall not assert any claim against the Seller’s Solicitors in respect of legal services provided to the Transferred Companies or their respective Affiliates by the Seller’s Solicitors in connection with this Agreement or the Proposed Transaction.

31.7

From and after Closing, the Transferred Companies shall cease to have any attorney-client relationship with the Seller’s Solicitors, unless and to the extent the Seller’s Solicitors are expressly engaged in writing by any Transferred Company to represent such Transferred Company after Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of a Transferred Company by the Seller’s Solicitors after Closing shall not affect the foregoing provisions of this Clause 31. Furthermore, the Seller’s Solicitors, in their sole discretion, shall be permitted to withdraw from representing any Transferred Company in order to represent or continue so representing the Seller.

31.8

The Seller and the Buyer consent to the arrangements in this Clause 31 and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Seller’s Solicitors permitted hereunder.

31.9	For purposes of this Clause 31, “Seller’s Solicitors” means Gibson, Dunn & Crutcher LLP, Bevan, Mosca & Giuditta, P.C., Wiley Rein LLP and Crowell & Moring LLP.

AS WITNESS whereof, this Agreement has been executed on the date first above written.

SCHEDULE 1

DETAILS OF THE TRANSFERRED COMPANIES

PART 1

DETAILS OF THE COMPANY

Company name (company number)	Playdemic Limited (07106742)

Jurisdiction of incorporation	England and Wales

Date of incorporation	16 December 2009

Issued share capital	5,984 ordinary shares with nominal value of £1.00 each

Shareholder	WB/TT Holdings Limited (5,984 ordinary shares with nominal value of £1.00 each)

Persons with significant control	WB/TT Holdings Limited

Directors	James Siegfried Gilbert-Rolfe Paul Kenneth Gouge Jonathan Trevor Smith Daniel Liam Penfold

Secretary	None.

Registered office	Warner House, 98 Theobalds Road, London, England, WC1X 8WB

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Registered charges	None.

PART 2

DETAILS OF THE SUBSIDIARY

Company name (company number)	Playdemic Development Limited (06270541)

Jurisdiction of incorporation	England and Wales

Date of incorporation	6 June 2007

Issued share capital	150 ordinary shares with nominal value of £1.00 each

Shareholder	Playdemic Limited (150 ordinary shares with nominal value of £1.00 each)

Persons with significant control	Playdemic Limited

Directors	James Siegfried Gilbert-Rolfe Paul Kenneth Gouge Jonathan Trevor Smith Daniel Liam Penfold

Secretary	None.

Registered office	Warner House, 98 Theobalds Road, London, England, WC1X 8WB

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Registered charges	None.

SCHEDULE 2

PRE-CLOSING

PART 1

PRE-CLOSING CONDUCT

1.	Sell or otherwise dispose of, or grant any Encumbrance over, the Shares or any interest in the Shares or any of them.

2.	Amend the articles of association of any Transferred Company.

3.

Issue or sell any shares of capital stock or other equity interests of any Transferred Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or other equity interests.

4.	Acquire any corporation, partnership, limited liability company, other business organization or division thereof other than in the ordinary course of business.

5.	Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any Transferred Company.

6.	Makes any change in its accounting policies or its accounting reference date (other than as required by law or any relevant accounting body).

7.

Sell, transfer or dispose of the assets of any Transferred Company, in each case that are material to the Transferred Companies, taken as a whole, other than sales, transfers or disposals in the ordinary course of business.

8.	Enter into any joint venture, partnership or agreement or other arrangement for the sharing of profits or assets.

9.	Enter into any agreement containing a non-compete provision.

10.

Incur any indebtedness for borrowed money in excess of USD 200,000 in the aggregate, other than indebtedness to the Seller or any of its Affiliates that will be paid or otherwise extinguished before Closing.

11.	Modify or terminate any Material Contract, other than in the ordinary course of business.

12.

Enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors, distributors, licensees or licensors).

13.

Authorise, or make any commitment with respect to, any capital expenditures that are, in the aggregate, in excess of USD 500,000 which are or will become due and/or are or will become payable after Closing.

14.

Grant or modify the terms of any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, the obligations of another person (other than a Transferred Company).

15.

Enter into an employment relationship or relationships following the date of this Agreement, make any material amendments to the terms of employment of any Business Employee or grant or announce any material increase in the salaries, bonuses or other benefits payable to any employee of a Transferred Company or any employee of Seller or its Affiliates who is a Transferring Employee, which, including any changes permitted in paragraphs 7 and 9 but not paragraph 10 of Part 2 of this Schedule 2 (Pre-Closing), cause the aggregate annual payroll cost base of the Transferred Companies to increase by more than $500,000 in aggregate over such aggregate annual payroll cost base as at the date of this Agreement (the “Payroll Cost Cap”); provided that the following shall be disregarded (in both the numerator and the denominator) for purposes of calculating the Payroll Cost Cap: (w) amounts of any payroll costs with respect to offers outstanding as to the date of this Agreement that have not yet been accepted, (x) bonuses of 40% of gross base salary that may become payable to fifteen Business Employees, as described in paragraph 5 of schedule 1 of the Disclosure Letter, (y) amounts payable to the Restricted Employees under the Transaction Bonus Arrangements with AT&T Services, Inc. and (z) any Special Bonuses (as defined in paragraph 5 of schedule 1 of the Disclosure Letter).

16.

Dismiss or redeploy such that they are no longer a Business Employee any Business Employee other than for gross misconduct or negligence or to give effect to paragraph 1(b) of Schedule 12 (Specified Development Agreement) or so as to transfer to the Seller or an Affiliate, the employment of a Specified Employee: (a) whose employment does not transfer pursuant to the Transfer Regulations should there be a relevant transfer to TT Games or a New Provider in accordance with paragraph 1(a) of Schedule 12 (Specified Development Agreement); or (b) who would otherwise face redundancy in accordance with paragraph 1(b) of Schedule 12 (Specified Development Agreement).

17.

Engage, appoint or assign any individual who, following such engagement, appointment or assignment would be a Senior Employee other than (x) to replace a Senior Employee on materially equivalent terms or (y) re-engaging, appointing or assigning any Specified Employee in accordance with Schedule 12 (Specified Development Agreement).

18.

Make any amendment to a Tax Return or make an amendment to any election, claim or surrender relating to Tax which has been submitted to or filed with a Taxation Authority, settle or otherwise compromise any enquiry or dispute with a Taxation Authority, change its Tax reporting or payment policy or change its Tax residence, except for any Check-the-Box Elections contemplated by Clause 11.24 or any amendment to a Tax Return with respect to the Transferred Companies for U.S. Tax law purposes for any period ending on or before the effective date of the Check-the-Box Elections.

PART 2

PERMITTED ACTIONS

1.	Any matter reasonably undertaken by any Transferred Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation.

2.	All transactions, actions, conduct or omissions contemplated by this Agreement and the other Transaction Documents.

3.	Actions required by applicable Law (including COVID-19 Measures).

4.	The performance of any obligations undertaken pursuant to any contract or deed entered into by any Transferred Company prior to the date of this Agreement.

5.	Termination of the Specified Development Agreement (and the related project licence agreement).

6.	Effecting the repayment of any loans or similar obligations due to or from Seller or any of its Affiliates.

7.

Matters related to Project Fairway (a brief summary of which is described in the Data Room), provided that, prior to taking any actions in relation to Project Fairway that would otherwise be prohibited under Part 1 of this Schedule 2 (Pre-Closing), the Seller shall consult with the Buyer in good faith.

8.	Activities relating to the planned migration of the Transferred Companies to a standalone cloud-based data centre.

9.

Subject to paragraph 15 of Part 1 of this Schedule 2 (Pre-Closing) and paragraph 10 below, grant, announce or implement an increase in the salaries, bonuses or other benefits payable to any employee of a Transferred Company or any employee of Seller or its Affiliates who is a Transferring Employee: (i) pursuant to any plans, programs, severance arrangements, or agreements existing on the date hereof; (ii) as otherwise deemed appropriate by the Seller acting reasonably and in the interests of the Transferred Companies (or any of them) in order to ensure that such salaries, bonuses or other benefits remain market competitive; or (iii) consequent upon a change to any such benefit or incentive plan or arrangement in which employees of the Seller or its Affiliates (other than the Transferred Companies) also participate and which increase impacts Business Employees and other participants equally.

10.

Pay, grant, announce or implement: (i) an increase in the salaries, bonuses or other benefits payable to any employee of a Transferred Company or any employee of Seller or its Affiliates who is a Transferring Employee: (a) as required by Law; or (b) pursuant to an ordinary course cost of living adjustment, merit-based promotion or other ordinary course increase not inconsistent with the past practices of the Seller and its Affiliates; (ii) any bonus or other benefit the full costs of which, including any related Taxes, administration costs, or other Liabilities arising from or related to such bonuses are to be borne by, reimbursed or indemnified by the Seller or its Affiliates (other than the Transferred Companies) and of which the Buyer is notified in advance which shall include, for the avoidance of doubt, the Transaction Bonus Arrangements and the Special Bonus described in paragraph 5 of schedule 1 of the Disclosure Letter; (iii) any bonus payable under the Special Retention Bonus Plan; and (iv) any other bonus described in section 5 of schedule 1 of the Disclosure Letter.

SCHEDULE 3

CLOSING ARRANGEMENTS

PART 1 BUYER’S OBLIGATIONS

At Closing, the Buyer shall:

1.	pay the Estimated Purchase Price due in accordance with Clause 3.1 of this Agreement by electronic transfer of immediately available funds to the Seller’s Bank Account;

2.

deliver to the Seller a copy of resolutions of the board of directors of the Buyer (certified by a duly appointed officer as true and correct) authorising the execution of, and the performance by the Buyer of its obligations under, the Transaction Documents to which it is a party;

3.

deliver to the Seller a certified copy of the W&I Policy evidencing the terms of an express and irrevocable waiver of any rights of subrogation which the W&I Insurers may otherwise have against the Seller, save in the case of fraud or fraudulent misrepresentation by the Seller; and

4.	deliver to the Seller the TSA, duly executed by the Buyer.

PART 2 SELLER’S OBLIGATIONS

At Closing, the Seller shall deliver to the Buyer:

1.	a duly executed transfer in favour of the Buyer in respect of the Shares;

2.	the share certificates relating to the Shares or an indemnity in favour of the Buyer in respect of any lost share certificates;

3.

an irrevocable power of attorney in favour of the Buyer in the agreed form duly executed by the Seller relating to the exercise of rights in respect of the Shares pending their registration in the name of the Buyer;

4.	the TSA, duly executed by WB Games, Inc.;

5.	the register of members for each Transferred Company (in each case updated to reflect the correct position immediately prior to Closing);

6.

to the extent not in the possession of each Transferred Company, the certificate of incorporation, common seal, minute books, other statutory registers and share certificate books of each Transferred Company (in each case updated to reflect the correct position immediately prior to Closing);

7.	a copy of the board resolutions of the Company approving the registration of the transfer referred to in paragraph 1 of Part 2 of this Schedule 3, subject only to such transfer being duly stamped; and

8.	a copy of the board resolutions of each Transferred Company:

(a)	changing the registered office of such Transferred Company to the address nominated by the Buyer in writing not less than five Business Days prior to Closing, with effect from Closing; and

(b)

appointing the persons nominated by the Buyer in writing not less than five Business Days prior to Closing as the directors and (if applicable) secretary of each Transferred Company with effect from Closing, in each case subject to such person having consented to act.

SCHEDULE 4

SELLER WARRANTIES

PART 1 GENERAL WARRANTIES

1.	Title and capitalisation

1.1	The Shares constitute the entire issued share capital of the Company.

1.2	The entire issued share capital of the Subsidiary is legal and beneficially owned by the Company, free from any Encumbrance.

1.3	The share capital of each Transferred Company is fully paid.

1.4

There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments giving any person the right to call for the allotment, conversion, redemption, issue or sale of any shares in the capital of any Transferred Company.

1.5	Save as set out in Schedule 1 (Details of the Transferred Companies), no Transferred Company has any direct or indirect equity interest in any other body corporate.

2.	Solvency of the Transferred Companies

No order has been made, petition presented or resolution passed for the winding up of any Transferred Company, and no administrator or any receiver or manager has been appointed by any person in respect of any Transferred Company or all or any of its assets, and no voluntary arrangement has been proposed, and no Transferred Company has become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

3.	Corporate Information

3.1	The Data Room contains a complete and accurate copy of the current articles of association of each Transferred Company.

3.2	The particulars contained in Schedule 1 (Details of the Transferred Companies) are complete and accurate.

3.3	The statutory books of each Transferred Company are up to date, in its possession and complete and accurate in all material respects.

4.	Company Financial Statements

4.1	The Data Room contains a true, accurate and complete copy of the Company Financial Statements.

4.2

The Company Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and the Subsidiary; and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiary in accordance with US GAAP, applied on a consistent basis (as applicable) as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of any interim financial statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material to the Company and the Subsidiary taken as a whole.

4.3

There are no Liabilities of the Transferred Companies required by US GAAP to be reflected or reserved against in a consolidated balance sheet of the Company and the Subsidiary, other than any such debts, liabilities or obligations (i) reflected or reserved against in the Company Financial Statements or the notes thereto, (ii) incurred since the Balance Sheet Date in the ordinary course of business, or (iii) for Taxes.

4.4

The interim unaudited carve-out consolidated financial statements for the Company for the 3-months ended 31 March 2021 provided in the Data Room have been prepared on a consistent basis with the Company Financial Statements.

5.	Business since the Balance Sheet Date

Since the Balance Sheet Date:

(a)	each Transferred Company has carried on its business, in all material respects, in the ordinary course of business; and

(b)	there has been no material adverse change in the financial or trading position of the Transferred Companies taken as a whole.

6.	Compliance with Law; Permits

6.1	Since January 1, 2019, no Transferred Company has been notified in writing by a Governmental Entity that it is conducting its business in material breach of any applicable Law.

6.2

Each Transferred Company is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorisations of any Governmental Entity necessary for such Transferred Company to carry on its business as it is currently conducted (the “Permits”).

6.3	No warranty is made under this paragraph 6 with respect to Taxes or environmental matters, which are covered exclusively by Part 2 and paragraph 13 of this Schedule 4, respectively.

7.	Litigation

There is no Action by or against any Transferred Company that is pending or, so far as the Seller is aware, threatened in writing (a) seeking damages in excess of USD 500,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would affect the legality, validity or enforceability of this Agreement or any other Transaction Document or Closing.

8.	Employment

8.1	The Data Room includes true, materially complete and materially accurate details of:

(a)	the Business Employees as at the date of this Agreement on an anonymised basis, including their place of work, remuneration (including benefits), employment status and notice period or fixed term;

(b)	standard terms and conditions of each grade or category of Business Employee and details of any material discrepancies from these terms in the terms of employment of any such individual;

(c)	the compensation and benefits to which any Business Employees may be entitled, including any terms and conditions applicable to such benefits; and

(d)

standard terms and conditions on which independent contractors are engaged by the Transferred Companies and details of any material discrepancies from these terms in the terms of engagement of any individuals.

8.2

Save as disclosed in the Data Room, the Transferred Companies do not engage any independent contractor or freelancer with a base gross compensation in excess of £65,000 (or equivalent) as at the date of this Agreement.

8.3	The Data Room includes true, accurate and materially complete copies of all the material staff handbooks and policies which currently apply to the Business Employees as at the date of this Agreement.

8.4	The Data Room includes true, accurate and complete copies of the employment contracts for each Senior Employee.

8.5	As at Closing, no Business Employee participates in or holds any rights under any equity or share based incentive arrangement.

8.6

There is no term of employment of any Business Employee that provides that the transactions contemplated in this Agreement or any change of control of any Transferred Company entitles that employee to treat the change of control as amounting to a breach of their employment contract, to treat themselves as redundant or otherwise dismissed or released from any obligation or otherwise entitling them to any payment, additional period of notice or to accelerate or enhance payment or other benefit whatsoever.

8.7

So far as the Seller is aware, in the last two years, the Transferred Companies have complied in all material respects with their statutory and contractual obligations to or in relation to their present and former employees, workers and independent contractors, including all applicable laws relating to terms and conditions of employment, provision of benefits, health and safety, wages, calculation of holiday pay, auto-enrolment and immigration.

8.8

Since 22 December 2016 (the “Acquisition Date”), none of the Transferred Companies, Seller or its Affiliates has entered into a settlement agreement with a current or former officer, employee or independent contractor of a Transferred Company or any Business Employee since the Acquisition Date that involves allegations relating to discrimination, sexual harassment or sexual misconduct by a Business Employee or any other employee or former officer, employee or independent contractor of a Transferred Company. So far as the Seller is aware, no allegations (including allegations made via social media or any other medium) of discrimination, sexual harassment or sexual misconduct have been made against any Business Employee or any other employee or former officer, employee or independent contractor of a Transferred Company since the Acquisition Date and no such allegations were disclosed to the Seller or its Affiliates in connection with the acquisition of the Transferred Companies.

8.9

There is no material unresolved dispute existing or threatened in writing between any Transferred Company and (a) any trade union; or (b) Senior Employee; or (c) so far as the Seller is aware, within the last two years with any Business Employee or current or former employee, worker or independent contractor engaged by a Transferred Company arising out of or relating to their engagement with such Transferred Company and so far as the Seller is aware there are no circumstances which would reasonably be considered likely to give rise to any such claim.

8.10

There is no collective bargaining agreement or other arrangement in place (whether binding or not) with any trade union or employee representatives to which any Transferred Company is a party or subject.

9.	Pensions

9.1

Save in respect of the Seller’s Scheme, no Transferred Company has as at the date of this Agreement an obligation to provide, or contribute towards, any scheme which provides pension benefits or other like benefits on retirement, death or disability, in respect of any Business Employee as at the date of this Agreement.

9.2

No Transferred Company is under any liability or obligation (whether current, contingent or prospective) with respect to any defined benefit pension scheme, final salary scheme or their equivalent and no Business Employee is entitled to participate in any defined benefit pension scheme, final salary scheme or any retirement benefit calculated by reference to age, salary or length of service or any of them as a consequence of their employment with any Transferred Company.

9.3

So far as the Seller is aware, no Business Employee whose employment transferred to a Transferred Company, Seller or its Affiliates by virtue of a transfer of an undertaking to which the Transfer Regulations (or any predecessor legislation) applied, has any right to enhanced early retirement or redundancy benefits by virtue of having had rights in connection with their employment prior to such transfer.

10.	Insurance

The Data Room includes copies of all material insurance policies in force exclusively with respect to the Transferred Companies.

11.	Real Property

11.1

The Property comprises all the land and buildings owned, leased, occupied or used by any Transferred Company or in which any Transferred Company has any interest or liability (whether actual or contingent).

11.2	The information in respect of the Property set out in Schedule 7 (The Property) is accurate in all material respects.

11.3	The Lease (including the remaining unexpired term of the Lease) is vested in the Company and is valid and subsisting.

11.4

So far as the Seller is aware, (i) the Company has not received any written notice of a material breach or default of the terms of the Lease and (ii) no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder.

12.	Intellectual Property

12.1

The Data Room includes details of all: (i) registered Marks and applications for registration of Marks; (ii) Patents; and (iii) registered Copyrights, in each case, included in the Business Intellectual Property (collectively, the “Business Registered IP”), owned by the relevant Transferred Company.

12.2

The Business Registered IP is valid and subsisting in all material respects and is enforceable. No Transferred Company has received any written notice or claim challenging the validity or enforceability of any Business Registered IP or alleging any misuse of such Business Registered IP. No Transferred Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Business Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

12.3

Each Transferred Company owns or has valid rights to use (and the Seller and its Affiliates (other than the Transferred Companies) do not own) the material Intellectual Property used or contemplated to be used in the business of the Transferred Companies, including, for the avoidance of doubt, all Intellectual Property used or contemplated to be used with the Business Products. All such rights to all owned Intellectual Property are free of all Encumbrances. From and after the Closing, neither Seller nor any of its Affiliates (excluding, for the avoidance of doubt, the Transferred Companies) will claim or have any ownership interest in the Legacy Games.

12.4

No Business Registered IP is involved in any interference, reissue, re-examination, opposition or cancellation proceeding. All material filing, examination, issuance, post registration and maintenance fees associated with or required with respect to any of the Business Registered IP have been paid.

12.5

The Data Room includes: (i) all material agreements, licenses or other instruments granting any third party any material rights with respect to any Business Intellectual Property; (ii) all material agreements, licenses or other instruments relating to any Intellectual Property that is exclusively licensed to the relevant Transferred Company; and (iii) details of all material royalty, license or other fees payable with respect to any such Business Intellectual Property.

12.6

The Transferred Companies have taken all reasonable steps in accordance with standard industry practices to protect their respective rights in the Business Intellectual Property and to maintain the confidentiality of all material Trade Secrets of the Transferred Companies, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other persons with access to the Trade Secrets of the Transferred Companies. None of the material Trade Secrets owned by any Transferred Company have been disclosed or authorised to be disclosed to any person other than to employees or agents of the Transferred Companies for use in connection with the business of the Transferred Companies or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Transferred Companies in and to such matters. No unauthorised disclosure of any such material Trade Secrets has occurred. All Intellectual Property developed by or for the Transferred Companies was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Transferred Companies acting within the scope of their employment, or independent contractors of the Transferred Companies pursuant to agreements containing an assignment of Intellectual Property to the Transferred Companies.

12.7

So far as the Seller is aware, none of the Business Products infringes upon or misappropriates any Intellectual Property of any third party, and no Transferred Company has received within the 24 months prior to this Agreement any written notice or claim asserting or threatening that any such infringement or misappropriation has occurred. Notwithstanding anything to the contrary in this Agreement, this paragraph 12.7 contains the only warranties made by the Seller with respect to the infringement or misappropriation by the Business Products of the Intellectual Property rights of any other person.

12.8	So far as the Seller is aware, no third party is misappropriating or infringing any Business Intellectual Property.

12.9

Notwithstanding any other provisions in this Agreement, (i) other than as expressly set forth in paragraph 12.3, no warranty is being made under this Agreement with respect to Legacy Games and (ii) the warranties included in this paragraph 12 are the only warranties made by the Seller with respect to Intellectual Property matters.

12.10	For the purposes of this Schedule 4:

(a)	“Business Intellectual Property” means all Intellectual Property listed in schedule 4 of the Disclosure Letter;

(b)	“Business Products” means the Video Game Products that are listed in schedule 5 of the Disclosure Letter;

(c)

“Downloadable Content” means any additional content that is purchased by end users from within an Interactive Game and designed to support, extend and/or relate to such Interactive Game, including expansion packs, map packs, characters, virtual goods, or other additional content that requires the underlying Interactive Game in order to play or access such additional content;

(d)

“Interactive Games” means a digital game that allows the user to manipulate, affect or otherwise alter, on a real-time basis, the sequence or presentation of the creative content contained therein; provided that the term “Interactive Game” as used herein does not include (i) any digital linear audiovisual storytelling of any kind; (ii) any branched narrative audiovisual storytelling of any kind (such as “choose your own adventure”); (iii) any augmented, virtual or mixed reality experiences; or (iv) any immersive film or television experiences;

(e)

“Legacy Games” means the digital games (including Interactive Games) and all related Downloadable Content, Video Game Platforms and associated Intellectual Property identified in schedule 6 of the Disclosure Letter;

(f)	“Video Game Platforms” means, collectively, the interactive game platforms and devices designed for personal in-home use, including wireless mobile devices and tablets; and

(g)	“Video Game Products” means, collectively, all Interactive Games and related Downloadable Content designed to be played or viewed on the Video Game Platforms.

13.	Information Technology

13.1

Except for those agreements relating to (i) computer systems (hardware and software) provided by the Seller and its Affiliates to the Transferred Companies pursuant to the TSA and (ii) the Excluded Services (as defined in the TSA), the Data Room contains all material agreements relating to all computer systems (hardware and software) which are owned by any Transferred Company or are required for any Transferred Company to carry on its Business (“Business IT”, and such agreements set forth in the Data Room, the “Business IT Agreements”). The Business IT Agreements are valid and binding, and no act or omission has occurred which would constitute a breach of any such Business IT Agreements. The Seller has no reason to believe that any Business IT Agreement will not be renewed on the same or substantially the same terms when they expire.

13.2

All use and distribution of software and open-source materials by any Transferred Company is in material compliance with all open source licenses applicable thereto. No Transferred Company has used any copyleft materials in a manner that requires any software or products, or any portion thereof, or any Business Registered IP, to be subject to copyleft licenses or other restrictions or obligations (including by way of the disclosure of any Transferred Company’s source code pursuant to a source code escrow agreement or otherwise) that would have an adverse effect on the course of the business.

13.3

In the 24 months prior to the date of this Agreement, there have been no performance reductions, outages, breakdowns, security breaches or intrusions of or into any Business IT, or losses of data, including Personal Information which have had (or are having) a material adverse effect on the business of the Transferred Companies. Each Transferred Company takes and has taken reasonable measures consistent with industry best practices and cybersecurity laws to protect and maintain the performance, security, operation, and integrity of Business IT, including to secure Business IT from unauthorized access or use by any third party, and to ensure the continued, uninterrupted, and error-free operation of Business IT. Each Transferred Company has implemented disaster recovery and business continuity plans, and backup, archiving, and virus and malicious device scanning and protection measures with respect to Business IT, consistent in all material respects with industry best practices and cybersecurity laws.

14.	Environmental Matters

14.1

Each Transferred Company is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits in connection with the conduct or operation of its business.

14.2

There are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, so far as the Seller is aware, threatened against any Transferred Company in connection with the conduct or operation of its business.

14.3

The warranties contained in this paragraph 14 are the only warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Transferred Companies.

14.4	For the purposes of this paragraph 14:

(a)	“Environmental Laws” means any laws of any Governmental Entity in effect as of the date hereof relating to protection of the environment; and

(b)	“Environmental Permits” means all Permits under any Environmental Law.

15.	Material Contracts

15.1

The Data Room contains each of the following written contracts and agreements to which any Transferred Company is a party or by which a Transferred Company is bound (such contracts and agreements being “Material Contracts”):

(a)	contracts that provide for payment or receipt by the Transferred Companies of more than USD 1 million per year;

(b)	contracts relating to indebtedness of more than USD 1 million (other than indebtedness to the Seller or its Affiliates);

(c)

contracts that limit or purport to limit the ability of a Transferred Company to compete in any line of business or with any person or in any geographic area or during any period of time, or develop or distribute any technology;

(d)	material joint venture, partnership or similar agreements or arrangements;

(e)	material licence agreements relating to the use of any (i) Business Intellectual Property or (ii) third party Intellectual Property used by the Transferred Companies;

(f)

contracts that relate to the future disposition or acquisition of material assets or properties of the Transferred Companies, or any merger or business combination with respect to the Transferred Companies (other than this Agreement or the other Transaction Documents); and

(g)

contracts granting exclusive rights to license, market, sell or deliver any of the Business Products or otherwise contemplating an exclusive relationship between the Transferred Companies and any other person.

15.2	Each Material Contract is valid and binding on the relevant Transferred Company and, so far as the Seller is aware, the counterparties thereto, and is in full force and effect.

15.3	The Seller is not aware of any material breach of, or default under, any Material Contract.

16.	Assets

All material assets included in the Company Financial Statements and all material assets and rights acquired by any Transferred Company since the Balance Sheet Date (other than any assets disposed of or realised in the normal course of trading):

(a)	are legally and beneficially owned by the relevant Transferred Company (or the relevant Transferred Company otherwise has valid and legal right or title for their use); and

(b)	are free from Encumbrances (save for any Permitted Encumbrances).

17.	Privacy and Security

17.1

The Transferred Companies have in place a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information, which is in line with applicable Data Protection Law requirements in all material respects, a copy of which is contained within the Data Room.

17.2

The Transferred Companies have appropriate technical and organisational security measures in place designed to protect Personal Information stored in their computer systems from unlawful access or acquisition by any third party, as monitored through vulnerability assessments (including by remediating any and all material identified vulnerabilities).

17.3

In the two years prior to the date of this Agreement, the Transferred Companies have been and are in compliance with all applicable Data Protection Law and with the Privacy Policy, including through the implementation and ongoing monitoring of appropriate written policies and procedures.

17.4

So far as the Seller is aware, in the two years prior to the date of this Agreement, there has been no: (a) material unauthorised access or acquisition by any third party, or any material breach of security leading to the accidental or unlawful destruction, loss, or alteration, of Personal Information stored by any Transferred Company for which a Transferred Company has been required to notify any person or Governmental Entity; (b) investigation, written notice or written request from any supervisory authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Law; and (c) written notice from individuals alleging non-compliance with Data Protection Law (including any written enforcement notice or monetary penalty notice), or exercising their rights under Data Protection Law.

17.5

As of the date of this Agreement, no Actions are pending or, so far as the Seller is aware, threatened in writing against any Transferred Company relating to the collection, use, and disclosure of Personal Information.

18.	Anti-Corruption

In the two years prior to the date of this Agreement:

(a)

so far as the Seller is aware, the Transferred Companies have been in compliance with, and have not been found by any Governmental Entity to have violated or been in violation of, any Anti-Corruption Laws; and

(b)

no Transferred Company has received written notice of any proceedings alleging liability under any Anti-Corruption Law, except for such proceedings that have been resolved or otherwise addressed to the satisfaction of the relevant Governmental Entity or other person.

PART 2 TAX WARRANTIES

19.	Tax

19.1	Each Transferred Company has, in the four years prior to the date of this Agreement:

(a)	duly and punctually paid all amounts of Tax for which it has been liable (insofar as such Tax ought to have been paid); and

(b)

submitted all returns, notifications, computations, reports, accounts and information it is or was required by law to submit to a Taxation Authority all of which were correct and accurate in all material respects and none of them is the subject of any enquiry, query or dispute with a Taxation Authority.

19.2

No Transferred Company has within the four years prior to the date of this Agreement received written notice that it is or has been subject to any audit or investigation by any Taxation Authority of a non-routine nature.

19.3

Each Transferred Company has, in the four years prior to the date of this Agreement, deducted or withheld all amounts in respect of Tax from payments made by it, and has properly and punctually accounted to the relevant Taxation Authority for such Tax, in each case as required by law.

19.4	No Transferred Company has, within the four years prior to the date of this Agreement, incurred any material penalty, fine, surcharge or interest relating to Tax.

19.5

All stampable documents to which any Transferred Company is a party and under or pursuant to which any Transferred Company has any rights or which may be required to prove title of the Transferred Company to any asset have been duly stamped.

19.6

No Transferred Company is or, so far as the Seller is aware, will become liable to discharge or make a payment in respect of a liability to Tax which is the primary liability of another person (other than a Transferred Company) and, so far as the Seller is aware, there are no facts and circumstances which are likely to give rise to a liability to discharge Tax that has arisen or arises primarily to another person (other than a Transferred Company), in each case where such liability arises or arose by reason of the failure by such other person (other than a Transferred Company) to satisfy a Tax liability.

19.7	Each Transferred Company has, in accordance with applicable Law and within the time limits prescribed by legislation, duly registered with the relevant Tax Authorities.

19.8	So far as the Seller is aware, there are no material agreements between any Transferred Company and any Tax Authority regarding or affecting the Taxation treatment of a Transferred Company.

19.9	Each Transferred Company has kept and preserved complete, accurate and up-to-date records and information as required by applicable Law.

19.10

No Transferred Company and no associate of any Transferred Company has within the four years prior to the date of this Agreement entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by applicable Law to be specifically disclosed to a Tax Authority or been involved in any transaction or series of transactions in which the main purpose or one of the main purposes was the avoidance of Tax and that have breached the relevant legal provisions on the avoidance of Tax.

19.11

No transactions, agreements or arrangements involving a Transferred Company and persons connected or associated with any Transferred Company have within the four years prior to the date of this Agreement taken place which are on terms other than those which would have been agreed between independent parties acting at arm’s length. Each Transferred Company has within the four years prior to the date of this Agreement complied with all transfer pricing legislation applicable to it.

19.12

Each Transferred Company is and has within the four years prior to the date of this Agreement been resident for all Tax purposes only in its jurisdiction of incorporation and neither has nor has had within the four years prior to the date of this Agreement a branch or permanent establishment outside of its jurisdiction of incorporation.

19.13

Each Transferred Company is a taxable person, registered for VAT purposes. The Disclosure Letter gives details of all grouping arrangements and agreements in connection with being a member of a group for any Tax purpose that each Transferred Company is or has been party to in either case in the four years prior to the date of this Agreement.

19.14	Each Transferred Company has within the four years prior to the date of this Agreement correctly operated PAYE in respect of all employee incentive arrangements.

19.15	The warranties contained in this Part 2 of Schedule 4 are the only warranties being made with respect to Taxes.

19.16

For the avoidance of doubt, nothing in this Part 2 of Schedule 4 or this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Transferred Companies, or (ii) any Tax position that the Buyer or its Affiliates may take in respect of any taxable period beginning on or after the Closing Date.

SCHEDULE 5

LIMITATIONS ON LIABILITY

1.	Monetary Limits

1.1

Notwithstanding any other provision of the Transaction Documents (but subject to Clauses 7.7, 7.8 and 8), the maximum aggregate liability of the Seller in respect of all Seller Claims shall not exceed an amount equal to the Purchase Price to the extent actually received and retained by the Seller in cash.

1.2

For the purposes of the limit set out in paragraph 1.1 of this Schedule 5, the liability of the Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Seller in connection with the satisfaction, settlement or determination of any such Seller Claim.

2.	Time Limits

2.1	The Seller shall not be liable in respect of any Seller Claim unless written notice of such Seller Claim is given by the Buyer to the Seller on or before the earlier of:

(a)	(with respect to any Seller Claim) the date falling two months after (and excluding) the date on which the relevant breach becomes known to the Buyer;

(b)

(with respect to any Seller Claim that is not a Fundamental Claim, General Claim or Tax Warranty Claim) the date falling three months after (and excluding) the date on which the obligation subject to the Seller Claim is performed (or considered performed by the Seller) or the period for performance of such obligation otherwise expires;

(c)	(with respect to any Fundamental Claim) the date falling two years after (and excluding) the Closing Date;

(d)	(with respect to any General Claim) the date falling 12 months after (and excluding) the Closing Date; and

(e)	(with respect to any Tax Warranty Claim) the date falling four years after (and excluding) the Closing Date,

in each case specifying, in such detail as is reasonably available to the Buyer at the time, the legal and factual basis of the Seller Claim, the evidence on which the Buyer relies and, if reasonably practicable, the amount likely to be claimed.

2.2

Where a breach giving rise to a Seller Claim is capable of remedy, the Buyer shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied within 30 days after notice of the Seller Claim is given under paragraph 2.1 of this Schedule 5.

2.3

If notice of a Seller Claim is served by the Buyer under paragraph 2.1 of this Schedule 5, the Seller shall not be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless:

(a)	legal proceedings in respect of such Seller Claim are both issued and served within twelve months after (and excluding) the date on which notice is served on the Seller; and

(b)	such proceedings are being and continue to be pursued with reasonable diligence.

2.4

Without prejudice to paragraphs 2.1 and 2.3 of this Schedule 5, the Seller shall not be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

The Seller shall not be liable after Closing in respect of any Seller Claim for breach of the Seller’s obligations in Clause 5 and Schedule 2 (Pre-Closing).

2.5

Notwithstanding paragraph 2.3 of this Schedule 5, where a Seller Claim is made in respect of a contingent liability, the Buyer is not required to bring legal action until six months after such contingent liability becomes an actual liability and is due and payable.

3.	No double recovery

For the avoidance of doubt, the Buyer shall not be entitled to recover under any of the Transaction Documents or otherwise more than once in respect of the same liability, loss, cost, shortfall, damage, deficiency or amount for which the Buyer would otherwise be entitled to claim and no amount (or part of any amount) shall be taken into account, set off or credited more than once under any of the Transaction Documents or otherwise, with the intent, in each case, that there will be no double counting under any of the Transaction Documents or otherwise.

4.	Buyer actions

The Seller shall not be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of any matter or thing done, or omitted to be done:

(a)	prior to Closing at the request or direction of any member of the Buyer Group (or any of their respective Representatives); or

(b)	after Closing by any member of the Buyer Group (or any of their respective Representatives).

5.	Mitigation

Notwithstanding anything to the contrary in the Transaction Documents, the Buyer shall (and shall from Closing cause each Transferred Company to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Seller Claim.

6.	Indirect or consequential losses

The Seller shall not be liable for any indirect or consequential losses, loss of profits or goodwill or damages calculated on a multiple valuation theory or any reputational, punitive or aggravated damages.

7.	Recovery from third parties

If the Seller has paid an amount in discharge of any Seller Claim, and the Buyer or any Transferred Company recovers from a third party a sum that indemnifies or compensates the Buyer or Transferred Company (in whole or in part) for the losses which are the subject matter of such Seller Claim, the Buyer or the relevant Transferred Company shall pay to the Seller as soon as practicable after receipt of such sum an amount equal to:

(a)

the sum recovered from the third party less any costs and expenses reasonably and properly incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any Tax Relief available in respect of any matter giving rise to the Seller Claim; or

(b)	if less, the amount previously paid by the Seller to the Buyer less any Taxation attributable to it.

8.	Allowances, accruals, provisions and reserves

The Seller shall not be liable for any Seller Claim to the extent that:

(a)

any allowance, accrual, provision or reserve has been specifically made in the Company Financial Statements or the Final Closing Statement in respect of the fact, matter, event or circumstance giving rise to such Seller Claim therein or to the extent that such fact, matter, event or circumstance was specifically referred to in the notes to the Company Financial Statements or the Final Closing Statement; or

(b)

any allowance, accrual, provision or reserve specifically made in the Company Financial Statements or the Final Closing Statement or referred to in the notes thereon in respect of the fact, matter, event or circumstance giving rise to such Seller Claim is insufficient by reason of any change to legislation, any increase in rates of Taxation or any change in the published practice of a Taxation Authority, in each case made on and/or after Closing with retrospective effect.

9.	Changes on or after the date of this Agreement

To the extent that a Seller Claim arises, or is increased or extended by or as a result of any of the following, the Seller shall not be liable for the relevant increased or extended amount of such Seller Claim (but shall remain liable for the original amount of such Seller Claim):

(a)

any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any Governmental Entity (including the withdrawal of any extra statutory concession of a Taxation Authority), or any change in the rates of Taxation, in each case made on and/or after the date of this Agreement;

(b)

any change in any accounting basis, policy, practice or approach of, or applicable to, any member of the Buyer Group, or any change in the way an accounting basis is adapted for Tax purposes, in each case, made on and/or after the date of this Agreement;

(c)

any action or failure to act by: (i) any member of the Buyer Group (excluding the Transferred Companies) occurring on or after the date of this Agreement; or (ii) any Transferred Company occurring on or after Closing;

(d)

the Buyer or any member of the Buyer Group disclaiming any part of the benefit of capital or other allowances against Taxation claimed or proposed to be claimed on or before the date of this Agreement; or

(e)

the failure or omission on the part of any Transferred Company after the date of this Agreement to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing where the making, giving or doing of which was taken into account in the preparation of the Company Financial Statements or the Final Closing Statement.

10.	Third party claims

In respect of any fact, matter, event or circumstance which comes to the notice of the Buyer or any Transferred Company which would or could reasonably be expected to result in a claim against it (a “Third Party Claim”) and which, in turn, would or could reasonably be expected to result in a Seller Claim, the Buyer shall (and shall after Closing procure, where relevant, that the relevant Transferred Company shall):

(a)

as soon as reasonably practicable notify the Seller in writing of the details of such Third Party Claim; provided, that failure to give such notice as soon as reasonably practicable shall not prevent the Buyer from making the relevant Seller Claim, but the amount for which the Seller is liable to the Buyer in respect of such Seller Claim shall be reduced by the amount (if any) by which any such Seller Claim is increased, or is not reduced, solely as a result of such failure; and

(b)

so far as practicable without prejudice to the rights of the W&I Insurers, consult with the Seller before taking any action, and keep the Seller fully and promptly informed of any matter, which is or is reasonably likely to be material in relation to the proceedings.

11.	Change of control

The Seller shall not be liable for any Seller Claim arising from (i) any change of Control, merger, consolidation or other similar transaction involving the Buyer or any Transferred Company (including any initial public offering) or (ii) any direct or indirect sale or other disposition of all or substantially all the respective assets of the Buyer or any Transferred Company, in each case after Closing.

12.	Buyer’s knowledge

The Seller shall not be liable in respect of a Warranty Claim to the extent that the Buyer has any actual knowledge of the fact, matter or circumstance giving rise to the Warranty Claim, as at the date of this Agreement. For this purpose, the Buyer is deemed to have actual knowledge of anything of which any Representative has actual knowledge.

13.	Information made available to the Buyer

The Buyer acknowledges that the information contained in the Data Room or otherwise provided or made available to the Buyer, the Buyer Group or any of their respective Representatives was provided to it on the basis that neither the Seller nor any of its respective Representatives makes any representation or warranty pursuant to the Transaction Documents or otherwise as to the accuracy or completeness of such information or accepts any duty of care to the Buyer in respect of the provision of such information.

14.	General

14.1	Nothing in this Schedule 5 shall limit the liability of the Seller in the case of fraud or fraudulent misrepresentation by the Seller.

14.2

In the event of any conflict or inconsistency between this Schedule 5 and any other provisions of this Agreement, this Schedule 5 shall prevail (but without prejudice to Clause 11.11 in relation to any Tax Claim).

SCHEDULE 6

CLOSING ACCOUNTS

1.

Within 90 days after the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a written statement (the “Final Closing Statement”) that shall include and set forth: (a) a calculation in reasonable detail of the actual: (i) Net Working Capital (“Closing Net Working Capital”); (ii) Indebtedness (“Closing Indebtedness”); (iii) Cash (“Closing Cash”); and (iv) Video Games Tax Relief Consideration (“Closing Video Games Tax Relief”); and (b) a balance sheet that is prepared in accordance with Exhibit A of this Schedule 6 (Closing Accounts) and agreed or determined in accordance with this Schedule 6 (Closing Accounts), each determined as of the Effective Time (and without giving effect to the Proposed Transaction) and calculated on a basis consistent with Exhibit A of this Schedule 6 (Closing Accounts) and the Applicable Accounting Principles.

2.

The Final Closing Statement shall be prepared substantially in the format of the Sample Statement. The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Buyer delivers to the Seller written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief, as set forth in the Final Closing Statement. The Buyer shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with paragraph 3.

3.

During the 60-day period following delivery of a Notice of Disagreement by the Buyer to the Seller, the Buyer and the Seller in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such 60-day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Buyer in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Video Games Tax Relief, the amounts so determined shall be final and binding on the parties for all purposes hereunder.

4.

If the Seller and the Buyer have not resolved all such differences by the end of such 60-day period, the Seller and the Buyer shall submit, in writing, to a partner with at least 10 years’ relevant experience engaged by an independent firm of accountants of internationally recognised standing reasonably satisfactory to the Buyer and the Seller (an “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief. If agreement cannot be reached on the appointment of the Independent Accounting Firm after a further three (3) Business Day period, the Independent Accounting Firm will be appointed:

(a)

by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales, pursuant to a joint application of the Seller and the Buyer (and the Buyer and the Seller shall cooperate and do all things necessary to promptly make such joint application); or

(b)

if a joint application is not made within five Business Days of a request from the Buyer or Seller to the other, the ICC International Centre for ADR in accordance with the Rules for Appointment of Experts and Neutrals of the International Chamber of Commerce pursuant to an application by either party (or if the ICC International Centre for ADR is unable or unwilling to accept such application, the London Court of International Arbitration or any other appointing authority of similar repute which accepts unilateral applications to nominate or propose the Independent Accounting Firm).

5.

The Buyer and the Seller shall use their commercially reasonable endeavours to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by the Seller or the Buyer or less than the smallest value for such item claimed by the Seller or the Buyer. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Video Games Tax Relief shall be based solely on written materials submitted by the Buyer and the Seller (i.e. not on independent review).

6.

The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

7.

The costs of any dispute resolution pursuant to this Schedule 6, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, should the items in dispute total $1,000 and the Independent Accounting Firm awards $600 in favour of the Seller’s position, then 60% of the costs of its review would be borne by the Buyer and 40% of the costs of its review would be borne by the Seller. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

8.

The Buyer and the Seller will, and will cause the Transferred Companies to, afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Transferred Companies and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Schedule 6 (including the Seller’s preparation of the Final Closing Statement). Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Schedule 6, provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

9.

For the avoidance of doubt, this Schedule 6 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Schedule 6, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and US GAAP, on the other.

Exhibit A: Applicable Accounting Principles

Terms used but not defined herein have the respective meanings ascribed to them in the Agreement.

Part I - General Guidelines

The Preliminary Closing Statement and the Final Closing Statement (together “Calculations”) shall be calculated and prepared in accordance with:

a)

the specific accounting principles, policies, procedures, categorizations, asset recognition bases, definitions, methods, practices, judgments, assumptions and estimation techniques set out in Part II below (the “Specific Policies”);

b)

to the extent not inconsistent with the Specific Policies, the accounting principles, procedures, categorizations, assets recognition bases, definitions, methods, practices, judgements, assumptions and estimation techniques (including in respect of the exercise of management judgment) actually applied in the Company’s internally reported balance sheet as of December 31, 2020 (the “Internally Reported Balance Sheet”) (the “Consistent Policies”); and

c)	to the extent not otherwise inconsistent with the Specific Policies or the Consistent Policies, US GAAP as at the date of the Agreement as adopted and applied by the Company as at the date hereof.

For the avoidance of doubt, (i) paragraph a) shall take precedence over paragraph b) and paragraph c) and (ii) paragraph b) shall take precedence over paragraph c).

Part II - Specific Policies

(i)

The Applicable Accounting Principles shall be applied regardless of any breach of representation or warranty in the Agreement and regardless of any aspect of the Company Financial Statements which is not, or which is deemed not to be, compliant with US GAAP. The parties expressly agree that the process of determining each Calculation is not intended to (and therefore shall not) permit the introduction of any accounting methods, policies, principles, practices, procedures, classifications, judgments, estimations or other methodologies that are different from this Exhibit A.

(ii)

The Calculations shall be prepared on the basis that the Transferred Companies are a going concern and without giving effect to the Proposed Transaction, and shall, unless otherwise expressly provided in the Agreement, (A) exclude the effect of any change of control or ownership of the Transferred Companies, (B) not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of the Buyer or its Affiliates and (C) shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. Notwithstanding anything to the contrary, (i) if any employee bonus liabilities are released as a result of the consummation of the transactions contemplated by the Agreement, such liabilities shall not be included in the Calculations, and (ii) for the avoidance of doubt, for purposes of the Calculations, current liabilities shall exclude any amounts accrued or otherwise payable in respect of (A) the Transaction Bonus Arrangements and (B) the Special Bonuses (as defined in Paragraph 5 of the Disclosure Letter).

(iii)

The Calculations shall be subject to customary quarter-end closing processes and adjustments that are as similar as possible to those applied during a customary quarter-end closing by the Company based on its historical practices.

(iv)

Each Calculation is to be calculated as of 11:59 p.m. on the day immediately preceding the Closing Date (“Reference Time”), unless otherwise expressly provided in the Agreement. If the Reference Time is on a date other than the last day of a calendar month, any reserves, accruals, prepaids, or non-cash expense items which cannot be measured by specific identification shall be calculated on a pro rata basis (as opposed to monthly accrual) in order to account for the Reference Time being on any date other than the last day of a calendar month.

(v)

Each Calculation shall be drawn up as of the Reference Time and shall exclude the effect of any act, decision or event occurring after Reference Time. Information available after the Reference Time shall be considered solely to the extent it related to facts and circumstances as they existed as of the Reference Time.

(vi)	The provisions of this Exhibit A shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Estimated Purchase Price or the Purchase Price.

(vii)

Each Calculation shall be prepared so as to include no liability, provision (including any reserve) with respect to any matter which is the subject of any indemnity in favor of any Indemnified Party, Indemnifying Party or any other party to any Transaction Document or to the extent it will be assumed or settled by the Seller or any of its Affiliates at or after Closing, under the terms of the Agreement or any of the other Transaction Documents.

(viii)	The Calculations shall not include any expense or liability for which the Buyer is responsible under the Agreement or any of the other Transaction Documents.

(ix)

Each Calculation shall be prepared in United States Dollars (“US Dollars”). Assets and liabilities denominated in a currency other than US Dollars shall be converted into US Dollars at the exchange rate applicable to such other currency as published by Bloomberg as of the Reference Time.

(x)

Subject to any other Specific Policies in this Exhibit A, where an accrual, provision or liability was made (or was zero) or included in the Internally Reported Balance Sheet in relation to any matter or series of related matters, no increase in such accrual, provision or liability shall directly or indirectly be made in any Calculation, unless since the preparation of the Internally Reported Balance Sheet, new facts or circumstances have arisen prior the Reference Time which justify such increase using the Consistent Policies. For the avoidance of doubt, the passage of time does not represent change in circumstance.

(xi)

In calculating Net Working Capital, there shall be no change in the classification a) to a current liability of any liability account that has not previously been characterized as a current liability in the Internally Reported Balance Sheet or b) to a long-term asset of any asset account that has not previously been characterized as a long-term asset in the Internally Reported Balance Sheet (in each case, other than any such change resulting solely from the passage of time or any other relevant change to be mutually agreed in writing by both parties).

(xii)

Intercompany balances amongst the Transferred Companies shall be reconciled and eliminated in the consolidation process. Any unreconciled intercompany assets shall be written off and any unreconciled intercompany liabilities shall be released, and for which no amounts shall be included in any Calculation.

(xiii)

The Video Games Tax Relief Consideration (and for the purposes of calculating the amount of Estimated Video Games Tax Relief and Closing Video Games Tax Relief) shall be determined as an amount equal to (as applicable): (a) the amount of any additional deduction (calculated in accordance with s1217CF and s1217CG CTA 2009) multiplied by the applicable rate of corporation tax; or (b) the amount of any video game tax credit (being either a payable video game tax credit received, or reduction of corporation tax otherwise payable) calculated in accordance with s1217CH to s1217CJ (inclusive) CTA 2009 claimed by any of the Transferred Companies but the economic benefit of which has not yet been received, credited or realized on or prior to the Closing (except to the extent already reflected as a reduction to Pre-Closing Taxes or as an increase to the calculation of Cash).

(xiv)

Deferred revenue shall form part of Net Working Capital and shall be recorded as the unamortized portion of 16% of gross customer bookings (net of applicable taxes) straight lined over a period of 6 months from the first day of the calendar month the booking was made in. For the avoidance of doubt, the above calculation shall exclude amounts related to advertisement revenue, licensing revenue and fees attributable to digital distribution platforms (including Apple Store and Google Play store) and be calculated consistently with Exhibit D, which includes the illustrative calculation of deferred revenue as of December 31, 2020.

(xv)	Any estimated accounts receivable (including accrued revenue) shall be trued-up based on the latest reports from the Apple Store and Google Play Store as of the time the calculation is performed.

(xvi)

Net Working Capital shall include the Transferred Companies’ specific assets or liabilities (or portions thereof) that are reported by the Seller or any of its Affiliates (exclusive of the Transferred Companies), but only to the extent:

a.	In case of liabilities: (i) an obligation exists, shall be assumed and settled by the Buyer and (ii) the liability can be specifically identified and estimated.

b.	In case of assets: (i) the asset is transferred to the Buyer and (ii) the asset can be specifically identified and measured.

Any amounts in either clause (a) or (b) meeting both (i) and (ii) within such clause shall be calculated consistent with the policies, practices, procedures, methodologies and judgments used by the Seller in calculating such type of asset or liability in preparation of the Company Financial Statements for the year ended December 31, 2020. Any such assets or liabilities not included in the Company Financial Statements for the year ended December 31, 2020 shall not be included in the calculation of Net Working Capital.

(xvii)	For purposes of calculating Net Working Capital, current liabilities shall exclude any lease liabilities.

(xviii)	All outstanding balances between the Transferred Companies, on the one hand, and the Seller and its Affiliates, on the other hand, shall be excluded for purposes of calculating Net Working Capital.

Exhibit B: Sample Statement

Included within this Exhibit B is an illustrative example of the Preliminary Closing Statement and the Final Closing Statement based on the Internally Reported Balance Sheet.

If there is any conflict between the Sample Statement and any Applicable Accounting Principles or the Agreement, the Applicable Accounting Principles and the Agreement shall prevail.

Exhibit C: Net Working Capital

Net Working Capital shall comprise only the following line items as set forth below. To the extent any new current asset or current liability account codes are created between the Internally Reported Balance Sheet Date and the Reference Time, the amounts included therein will be allocated by the Seller to an existing account code set forth in this listing based on the nature of the new account code, as applicable.

If there is any conflict between this listing and any Applicable Accounting Principles or the Agreement, the Applicable Accounting Principles and the Agreement shall prevail.

SCHEDULE 7

THE PROPERTY

Address	Tenure	Title Number	Proprietor
Second Floor, Sandfield House, Water Lane, Wilmslow, Cheshire	Leasehold	CH688315	Playdemic Limited

SCHEDULE 8

BUSINESS EMPLOYEES

[***]

SCHEDULE 9

SPECIFIED EMPLOYEES

[***]

SCHEDULE 10

BUYER REPRESENTATIVES

[***]

SCHEDULE 11

SELLER KNOWLEDGE

Where any Warranty is qualified by the expression “so far as the Seller is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that for this purpose the Seller’s awareness is limited to the matters within the actual (but not constructive or imputed) knowledge of the [***], as at the date of this Agreement without any implication of verification or investigation concerning such knowledge, provided that for this purpose (i) the actual knowledge of [***] is limited to [***] only and (ii) the actual knowledge of [***] is limited to [***].

SCHEDULE 12

SPECIFIED DEVELOPMENT AGREEMENT

[***]

Signed by Stephen McGaw as attorney for WB/TT HOLDINGS LIMITED	) ) ) ) )	/s/ Stephen McGaw

Signed by	Paul Cairns SVP, Business Affairs and Development	)
for and on behalf of PINE INTERACTIVE LIMITED		) ) )	/s/ Paul Cairns

Signed by	Jacob Schatz, Director	)
for and on behalf of ELECTRONIC ARTS INC.		) ) )	/s/ Jacob Schatz